As filed with the Securities and Exchange Commission on December 8, 2009

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FIRST MARINER BANCORP

(Exact name of registrant as specified in its charter)

Maryland	6022	52-1834860
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification No.)
incorporation or organization)	Classification Code Number)

1501 S.  Clinton Street

Baltimore, Maryland 21224

(410) 342-2600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Edwin F.  Hale, Sr.

Chairman and Chief Executive Officer

1501 S.  Clinton Street

Baltimore, Maryland 21224

(410) 342-2600

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Gary R.  Bronstein, Esq.

Edward G.  Olifer, Esq.

Joel R.  Rappoport, Esq.

Kilpatrick Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

(202) 508-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.05 par value per share	[ ]	(1)	$20,000,000	(1)	$1,116.00	(1)
Rights to Purchase Shares of Common Stock	[ ]	(2)		(2)		(2)

(1)   Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)   Pursuant to Rule 457(g), no separate registration fee is required for the rights.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 8, 2009.

PRELIMINARY PROSPECTUS

[MAXIMUM] Shares of Common Stock
Up to [RIGHTS#] Shares of Common Stock

Issuable upon the exercise of Subscription Rights at $[SHARE PRICE] per share

We are distributing, at no charge to our shareholders, non-transferable subscription rights to purchase up to [RIGHTS#] shares of our common stock, par value $0.05 per share.  Subscription rights will be distributed to persons who owned shares of our common stock as of 5:00 p.m. Eastern Time, on [RECORD DATE], the record date of the rights offering.

Each subscription right will entitle you to purchase [Ratio] shares of our common stock at the subscription price of $[SHARE PRICE] per share, which we refer to as the basic subscription privilege.  If you fully exercise your basic subscription privilege and other shareholders do not fully exercise their basic subscription privileges, you will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $[SHARE PRICE] per share.  To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments received by the subscription agent will be returned to you, without interest, as soon as practicable following the expiration of the rights offering.  Funds we receive from subscribers in the rights offering will be held in escrow by the subscription agent until the rights offering is completed or canceled.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on [EXPIRATION DATE].  We reserve the right to extend the expiration date one or more times, but in no event will we extend the rights offering beyond [EXPIRATION #2].

We have separately entered into standby purchase agreements with certain institutional investors and high net worth individuals, pursuant to which these investors and individuals have severally agreed to acquire from us, at the subscription price of $[SHARE PRICE] per share, up to [STANDBY MAX] shares of common stock.  The number of shares available for sale to standby purchasers will depend on the number of shares subscribed for in the rights offering.  However, in no event will we issue fewer than [STANDBY MINIMUM] shares to standby purchasers.  If [RIGHTS#] shares are purchased in the rights offering, then only [STANDBY MINIMUM] shares will be sold to the standby purchasers.  The maximum number of shares that may be sold in the rights offering and to standby purchasers is [MAXIMUM].

We reserve the right to cancel the rights offering at any time.  In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering.  All exercises of subscription rights are irrevocable.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.  The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the Nasdaq Global Market or any other stock exchange or market.

Our common stock is traded on the Nasdaq Global Market under the trading symbol “FMAR.” The last reported sales price of our shares of common stock on                 ,          was $        per share.

OFFERING SUMMARY

Price: $[SHARE PRICE] per share

	Minimum	Maximum
Number of shares	[MINIMUM]	[MAXIMUM]
Gross offering proceeds	$	$20,000,000
Estimated offering expenses	$	$
Net proceeds	$	$
Net proceeds per share	$	$
	$	$
	$	$

This investment involves risks, including the possible loss of principal.

Please read “Risk Factors” beginning on page    .

These securities are not deposits, savings accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2009.

[MAP of First Mariner branch network]

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You should rely only on the information contained in this prospectus.  We have not, and nor has our subscription agent, American Stock Transfer & Trust Company, LLC, or our information agent, Laurel Hill Advisory Group, LLC,  authorized anyone to provide you with different information.  The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any exercise of the subscription rights.  Our business, financial condition, results of operations and prospects may have changed since those dates.  We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to “we,” “our” and “us” refer to First Mariner Bancorp and our subsidiaries, including First Mariner Bank; except that in the discussion of our subscription rights and capital stock and related matters these terms refer solely to First Mariner and not to any of our subsidiaries. In this prospectus, we sometimes refer to First Mariner Bank as the “Bank” and we will refer to the rights offering and the offering to standby purchasers collectively as the “stock offerings.”

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase shares of our common stock.  You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on [RECORD DATE], the record date.  Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege, which are described below.  The shares to be issued in the rights offering, like our existing shares of common stock, will be traded on the Nasdaq Global Market under the symbol “FMAR.”

What is the offering to the standby purchasers?

We have entered into separate standby purchase agreements with certain institutional investors and high net worth individuals, pursuant to which we have agreed to sell, and these investors and individuals have severally agreed to purchase from us, up to [STANDBY MAX] shares of our common stock.  The standby purchase commitments are subject to certain conditions as set forth in the standby purchase agreements.  The number of shares available for sale to the standby purchasers will depend on the number of shares subscribed for in the rights offering.  The standby purchase agreements assure that in no event will we issue fewer than [STANDBY MINIMUM] shares, in the aggregate, to standby purchasers.  The price per share paid by the standby purchasers for such common stock will be equal to the subscription price paid by our shareholders in the rights offering.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives our shareholders the opportunity to purchase [Ratio] shares of our common stock at a subscription price of $[SHARE PRICE] per share.  We have granted to you, as a shareholder of record as of 5:00 p.m., Eastern Time, on the record date, one subscription right for each share of our common stock you owned at that time.  Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share.  For example, if you owned 100 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase            shares of common stock for $[SHARE PRICE] per share.  You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise any subscription rights at all.  However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase any additional shares by using your over-subscription privilege.

If you hold a First Mariner stock certificate, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate.  If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company (DTC) will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date.  If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by our other shareholders through the exercise of their basic subscription privileges.  You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full.  If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock among shareholders who over-subscribed by multiplying the number of shares requested by each shareholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges.  As described above for the basic subscription privilege, we will not issue fractional shares through the exercise of over-subscription privileges.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege.  Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you.  For that calculation, you must assume that no other shareholder, other than you and the standby purchasers, who have agreed to exercise their basic subscription privileges for an aggregate of            shares, will subscribe for any shares of our common stock pursuant to their basic subscription privilege.  See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

Why are we conducting the stock offerings?

We are engaging in the stock offerings to raise equity capital to improve First Mariner Bank’s capital position and the Company’s consolidated capital position.  Our board of directors has chosen to raise capital through a rights offering to give our shareholders the opportunity to limit ownership dilution by buying additional shares of common stock.  Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances.  We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights.  We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

How was the $[SHARE PRICE] per share subscription price determined?

In determining the subscription price, our board of directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital, negotiations with standby purchasers, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.  In conjunction with its review of these factors, our board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings.  To assist its review, our board of directors received an analysis of comparable transactions from Sandler O’Neill & Partners, L.P., our financial advisor.  The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.  You should not assume or expect that, after the stock offerings, our shares of common stock will trade at or above the $[SHARE PRICE] purchase price.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No.  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.  If you do not exercise any subscription rights, the number of shares of our common stock you own will not change.  However, if you choose not to exercise your basic subscription rights in full, your ownership interest in First Mariner will be diluted as a result of the stock offerings, and even if you fully exercise your basic subscription rights, but do not exercise a certain level of over-subscription rights, you will experience dilution as a result of the sale of shares to standby purchasers.  In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payments prior to the expiration of the rights offering, which is [EXPIRATION DATE], at 5:00 p.m., Eastern Time.  If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m. Eastern Time, on [EXPIRATION DATE] by which you must provide it with your instructions to exercise your subscription rights and payment for your shares.  Our board of directors may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than [EXPIRATION DATE #2] ..  Our board of directors may cancel or amend the rights offering at any time.  In the event that the rights offering is cancelled, all subscription payments received will be returned, without interest, as soon as practicable.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time on [EXPIRATION DATE] (unless extended), whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No.  You may not sell, transfer or assign your subscription rights to anyone.  Subscription rights will not be listed for trading on the Nasdaq Global Market or any other stock exchange or market.  Rights certificates may only be completed by the shareholder who receives the certificate.

Are we requiring a minimum subscription to complete the stock offerings?

There is no individual minimum purchase requirement in the rights offering.  However, we cannot complete the stock offerings unless we receive aggregate subscriptions of at least $        million ([MINIMUM] shares) of common stock in the stock offerings.  This includes purchases by the standby purchasers of up to [STANDBY MAX] shares of our common stock.

Is there a limit to how much stock being issued in the stock offerings?

We will accept subscriptions for up to an aggregate of $20.0 million of common stock in the offerings.

Has our board of directors made a recommendation to our shareholders regarding the rights offering?

No.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.  Shareholders who exercise subscription rights risk investment loss on new money invested.  We cannot predict the price at which our shares of common stock will trade; therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price.  You are urged to make your decision based on your own assessment of our business and the rights offering.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

Subject to the discretion of the board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the stock offerings the person owns in excess of 4.9% of First Mariner’s common stock outstanding.

In addition, with the exception of the issuance of shares to certain of our standby purchasers, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any shareholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [EXPIRATION DATE], such clearance or approval has not been obtained and/or any applicable waiting period has not expired.  If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscription by other shareholders pursuant to their subscription rights and will thereafter be available to standby purchasers.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold a First Mariner stock certificate and you wish to participate in the rights offering, you must take the following steps:

•                                          deliver a properly completed and signed rights certificate, and related subscription documents, to the subscription agent before 5:00 p.m., Eastern Time, on [EXPIRATION DATE]; and

•                                          deliver payment to the subscription agent before 5:00 p.m., Eastern Time, on [EXPIRATION DATE].

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate.  Do not deliver documents to First Mariner.  You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment.  We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m. Eastern Time, on [EXPIRATION DATE].

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares.  Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

What form of payment is required to purchase the shares of our common stock?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

•                                          personal check;

•                                         bank check or bank draft payable to American Stock Transfer & Trust Company, LLC, drawn upon a United States bank;

•                                         postal, telegraphic or express money order payable to American Stock Transfer & Trust Company, LLC; or

•                                         wire transfer of immediately available funds to the account maintained by American Stock Transfer & Trust Company, LLC.

What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own.  If you are not contacted by your nominee, you should contact your nominee as soon as possible.  Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.  You will not receive a rights certificate.  Please follow the instructions of your nominee.  Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [EXPIRATION DATE] expiration date that we have established for the rights offering.

When will I receive my new shares?

If you purchase stock in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after the expiration date of the rights offering.  If your shares as of [RECORD DATE] were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive stock certificates for your new shares.  Your nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the expiration of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No.  All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights.  You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Are there any conditions to completing the rights offering?

Yes.  We must meet the following conditions to complete the rights offering:

•                                         We must sell the minimum offering amount of at least $            million ([MINIMUM] shares) of common stock in the stock offerings, which includes the purchases by the standby purchasers of up to [STANDBY MAX] shares of our common stock.

•                                         Our shareholders must approve an amendment to our Amended and Restated Articles of Incorporation (“Articles”) to increase the number of authorized shares of common stock to 75,000,000.  Our Articles currently authorize us to issue 20,000,000 shares of common stock, which is less than the sum of our current outstanding shares plus the number of shares we are offering for sale in the stock offerings.  At a Special Meeting of Shareholders, which is scheduled to be held on              , 2010 (the “Special Meeting”), we are submitting a proposal to shareholders to amend the Articles.

•                                         Our shareholders must approve the issuance of shares to standby purchasers.  At the Special Meeting, we are submitting a proposal to our shareholders to approve the issuance of shares to the standby purchasers.

Will our directors and officers participate in the rights offering?

We expect our directors and officers, together with their affiliates, will subscribe for, in the aggregate, approximately $     million, which represents             shares of common stock in the rights offering.  The purchase price paid by them will be $[SHARE PRICE] per share, the same paid by all other persons who purchase shares of our common stock in the stock offerings.  Following the stock offerings, our directors and executive officers, together with their affiliates, are expected to own          shares of common stock, or        % of our total outstanding shares of common stock if we sell [MINIMUM] shares of stock in the stock offerings, including shares they currently own in First Mariner.

Are the standby purchasers receiving any compensation for the standby commitments?

No.  The standby purchasers are not receiving compensation for their standby commitments.

What agreements do we have with the standby purchasers?

Each of the standby purchasers executed a non-disclosure agreement and accordingly gained access to certain nonpublic information about us and participated in discussions with our management.  In addition, the standby purchasers performed a due diligence review of First Mariner and subsequently negotiated and executed standby purchase agreements.

How many shares will the standby purchasers own after the stock offerings?

After the stock offerings, the standby purchasers will own between           shares of our common stock (       % of our outstanding shares) and              shares of our common stock (            % of our outstanding shares), depending on how many shares of common stock we sell in the stock offerings.

What effects will the stock offerings have on our outstanding common stock?

As of [RECORD DATE], we had 6,452,631 shares of our common stock issued and outstanding. Assuming no options are exercised prior to the expiration of the rights offering and assuming all shares are sold in the rights offering and to standby purchasers, we expect approximately              shares and         shares of our common stock will be outstanding immediately after completion of the stock offerings at the minimum and maximum ends of the offering range, respectively.

The issuance of shares of our common stock in the stock offerings will dilute, and thereby reduce, your proportionate ownership in our shares of common stock unless you fully exercise your basic subscription privilege and a certain level of your over-subscription privilege.  In addition, the issuance of shares of our common stock at the subscription price, which is less than the market price of $       as of                 , 2009, will likely reduce the price per share of shares held by you prior to the stock offerings.

How much will we receive in net proceeds from the stock offerings?

We expect that the aggregate stock offering proceeds, net of expenses, to be between $      million and $     million, the proceeds of which will be invested in the Bank to improve its regulatory capital position and the Company’s consolidated capital position.  See “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes.  The exercise of your subscription rights involves risks.  Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment.  Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes.  The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering.  If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.  If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares of the common stock in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price).  If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

Who should I contact if I have other questions?

If you have other questions regarding First Mariner, The Bank or the stock offerings, please contact our information agent, Laurel Hill Advisory Group, LLC, at (866) 888-742-1305 (toll free), Monday through Friday (except bank holidays), between 10:00 a.m. and 4:00 p.m., Eastern Time.  Banks and brokers may contact Laurel Hill Advisory Group, LLC at (917) 338-3181.

If you have other questions regarding First Mariner, the Bank, the stock offerings, a rights certificate or submitting payment in the rights offering, please contact our subscription agent for the rights offering, American Stock Transfer & Trust Company, LLC, at (877) 742-6417 (toll free), Monday through Friday (except bank holidays), between 8:00 a.m. and 6:00 p.m., Eastern Standard Time.

SUMMARY

The following summary contains basic information about us and the rights offering.  Because it is a summary, it may not contain all of the information that is important to you.  For additional information before making a decision to invest in our shares of common stock, you should read this prospectus carefully, including the sections entitled “The Rights Offering” and “Risk Factors” and the information incorporated by reference in this prospectus, including our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2008, and our unaudited consolidated financial statements in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009.

First Mariner Bancorp

First Mariner Bancorp is the holding company for First Mariner Bank.  First Mariner owns and operates the Bank, Mariner Finance, LLC (“Mariner Finance”) and FM Appraisals, LLC (“FM Appraisals”).  First Mariner Bank’s primary market area for its core banking operations, which consist of traditional commercial and consumer lending, as well as retail and commercial deposit operations, is central Maryland, as well as portions of Maryland’s eastern shore. The Bank also has one branch in Pennsylvania.  The Bank was formed in 1995 through the merger of several small financial institutions.  Our executive offices are located in the Canton area of Baltimore City at 1501 South Clinton Street, Baltimore, Maryland 21224. Our telephone number is (410) 342-2600.

First Mariner Bank has total assets in excess of $1.2 billion, and is the largest commercial bank headquartered in Baltimore, MD. The Bank is engaged in the general commercial banking business, with particular attention and emphasis on the needs of individuals and small- to mid-sized businesses, and delivers a wide range of financial products and services.  Products and services include traditional deposit products, a variety of consumer and commercial loans, residential and commercial mortgage and construction loans, money transfer services, nondeposit investment products, and Internet banking and similar services.

First Mariner Mortgage, a division of the Bank, engages in mortgage-banking activities, providing mortgage loans and associated products to customers and selling most of those mortgage loans into the secondary market. First Mariner Mortgage currently operates offices in Maryland, Virginia, Delaware, Massachusetts, and North Carolina. First Mariner Mortgage originated $1.149 billion in loans in 2008, and originations have exceeded $1.2 billion for the first nine months of 2009.

Next Generation Financial Services (“NGFS”), a division of the Bank, engages in the origination of reverse and conventional mortgage loans, providing these products directly through commission based loan officers throughout the United States. NGFS originates reverse mortgage loans for sale and currently sells all of its volume into the secondary market. The Bank does not originate any reverse mortgage loans for its portfolio, but it does retain the servicing rights on reverse mortgage loans sold to Fannie Mae. NGFS is one of the largest originators of reverse mortgage loans in the United States. As further described under “Recent Developments—Potential Sale of Next Generational Services”, the Bank has entered into a profit sharing agreement which may result in the acquisition of NGFS.

Mariner Finance engages in traditional consumer finance activities, making small direct cash loans to individuals, purchasing installment loan sales contracts from local merchants and retail dealers of consumer goods, lending to individuals via direct mail solicitations, and making a relatively low volume of mortgage loans. Mariner Finance currently operates branches in Maryland, Virginia, New Jersey, Tennessee, Pennsylvania, and Delaware. Mariner Finance had total assets of $103.9 million as of December 31, 2008. A substantial majority of those assets are comprised of loans to customers in Maryland and Delaware. As further described under “Recent Developments—Sale of Finance Subsidiary”, the Bank has entered into an agreement to sell Mariner Finance.

FM Appraisals is a residential real estate appraisal preparation and management company that is headquartered in Baltimore City. FM Appraisals offers appraisal services for residential real estate lenders, including appraisal preparation, the compliance oversight of sub-contracted appraisers, appraisal ordering and administration, and appraisal review services. FM Appraisals provides these services to First Mariner Mortgage, NGFS, and Mariner Finance.

We operate in three business segments—commercial and consumer banking; consumer finance; and mortgage-banking.

At September 30, 2009, we had total consolidated assets of $1.4 billion, total deposits of $1.1billion and total stockholders’ equity of $29.4 million.

Recent Developments

Sale of Finance Subsidiary.  On October 7, 2009, First Mariner entered into a Contribution and Joint Venture Agreement (the “Contribution Agreement”) with MF Holdco, LLC, a newly formed Delaware limited liability company (“Holdco”) sponsored by Milestone Partners, a middle market private equity firm, pursuant to which First Mariner will contribute all of its equity interest in Mariner Finance to MF Raven Holdings, Inc., a newly formed Delaware corporation (“JV Corp”), in exchange for 5% of JV Corp’s common stock, valued at $675,000 and $9.8 million in cash, subject to adjustment based on the net assets of Mariner Finance at the time of closing.  Holdco will contribute $12.8 million to JV Corp in exchange for 95% of JV Corp’s common stock.

The initial cash proceeds of approximately $8.9 million from the sale of Mariner Finance will be downstreamed to the Bank.  In addition, First Mariner also anticipates contributing to First Mariner Bank an outstanding note receivable from Mariner Finance.  The note has a balance of $4.0 million and carries an interest rate of 7.0%.  Within 90 days of the sale, First Mariner expects to receive an additional $575,000 and downstream those proceeds to the Bank. These contributions are expected, in aggregate, to provide $13.5 million of additional capital and increase the regulatory capital ratios of the Bank.

Although First Mariner expects the sale of Mariner Finance to close by December 15, 2009, the closing is subject to various customary closing conditions, including, without limitation, (i) the accuracy of the representations and warranties of each party and the performance by each party of its covenants, (ii) the parties’ receipt of all required third-party approvals, including approvals from certain state regulators that license and supervise Mariner Finance and approvals from Mariner Finance’s primary lenders, (iii) the absence of any pending or threatened action or proceeding by or before any court or other governmental authority seeking to prohibit the consummation of the transactions, or which might materially effect First Mariner’s ability to contribute its interest in Mariner Finance to JV Corp or JV Corp’s ability to own such interest, and (iv) the receipt by First Mariner of a tax opinion regarding the intended tax treatment of the contributions by First Mariner and Holdco.  Accordingly, there can be no assurance that the parties will consummate the transactions when expected, if at all.

First Mariner’s consolidated results of operations for the third quarter of 2009 reflect a loss of approximately $10.6 million relating to the sale of Mariner Finance. Although the sale is expected take place in the fourth quarter of 2009, accounting standards required that First Mariner write down its recorded basis in Mariner Finance during the third quarter to the value of the consideration to be received upon the sale.  The transaction will not, however, result in any current gain or loss for federal income tax purposes.  First Mariner anticipates that any deferred income tax benefit that results from this transaction will be assigned a full valuation allowance.

Potential Sale of Next Generational Services.  The Bank has entered into a profit sharing agreement with a private company related to NGFS, which may result in the acquisition of NGFS if certain requirements are satisfied within the next 18 months.   The closing of the transaction is subject to numerous conditions, including, without limitation, that the parties obtain consents and approvals from certain lenders and governmental agencies that license and supervise the Bank.  Accordingly, there can be no assurance that the closing will occur when expected, if at all.  We do not anticipate any benefit that results from the sale to be material.

Recent Operational Challenges

Asset Quality.  Like many financial institutions across the United States, our operations have been impacted by the current economic crisis. During our fiscal year ended December 31, 2008 and continuing in 2009, the economic crisis that was initially confined to residential real estate and subprime lending has evolved into a global economic crisis that has negatively impacted not only liquidity and credit quality but also economic indicators such as the labor market, the capital markets and real estate values. As a result of this significant downturn, we have been adversely affected by declines in the residential and commercial real estate market in our market area.  The declining home prices, slowing economic conditions and increasing levels of delinquencies and foreclosures have negatively affected the credit performance of our residential real estate, commercial real estate and real estate acquisition and development loans, resulting in an increase in our level of nonperforming assets and loans past due 90 days or more and still accruing and charge-offs of problem loans. At the same time, competition among depository institutions in our markets for deposits and quality loans has increased significantly.  These market conditions and the tightening of credit have led to increased deficiencies in our loan portfolio, a decreased interest margin, increased market volatility.

During the nine months ended September 30, 2009, nonperforming assets and loans 90 days or more past due and still accruing interest increased $7.08 million, or 10.49% to $74.52 million.  Nonperforming assets and loans 90 days or more past due and still accruing interest as a percentage of total assets increased during this period from 5.16% as of December 31, 2008 to 5.28% as of September 30, 2009.  Our allowance for loan losses as a percentage of total loans decreased during this period from 1.71% as of December 31, 2008 to 1.23% as of September 30, 2009 and our allowance for loan losses as a percentage of nonperforming loans and loans 90 days or more past due and still accruing interest decreased from 33.68% as of December 31, 2008 to 22.20% as of September 30, 2009. The primary reason for the decrease was the removal of the allowance for loan losses of Mariner Finance, which maintained an allowance for loan losses in excess of 4.5%.

From December 31, 2007 to December 31, 2008, nonperforming assets and loans past due 90 days or more and still accruing interest increased $21.05 million, or 45.34%, to $67.44 million.  Nonperforming assets and loans 90 days past due or more and still accruing interest as a percentage of total assets increased during this period from 3.72% at December 31, 2007 to 5.16% at December 31, 2008.  Our allowance for loan losses as a percentage of total loans increased during this period from 1.50% to 1.71% and our allowance for loan losses as a percentage of nonperforming loans and loans 90 days or more past due and still accruing interest increased from 44.66% to 33.68%.

We recorded provisions for loan losses of $2.10 million and $8.36 million during the three and nine months ended September 30, 2009, respectively, and $14.78 million during the year ended December 31, 2008, which had a significant negative impact on our earnings.

First Mariner Long-Term Debt.  At September 30, 2009, First Mariner had $73.72 million aggregate amount of outstanding subordinated debentures, consisting of seven issuances of subordinated debentures.  The subordinated debentures were issued to seven trust subsidiaries, each of which, in turn, issued and sold trust preferred securities with aggregate liquidation amounts and interest rates at September 30, 2009 as set forth below.

Trust	Liquidation Amount	Interest Rate

First Mariner Capital Trust II	$10.3 million	3-month LIBOR rate plus 335 basis points
First Mariner Capital Trust III	$14.9 million	3-month LIBOR rate plus 325 basis points
First Mariner Capital Trust IV	$12.4 million	3-month LIBOR rate plus 305 basis points
First Mariner Capital Trust V	$10.3 million	3-month LIBOR rate plus 310 basis points
First Mariner Capital Trust VI	$10.3 million	3-month LIBOR rate plus 205 basis points
First Mariner Capital Trust VII	$5.2 million	3-month LIBOR rate plus 195 basis points
First Mariner Capital Trust VIII	$10.3 million	fixed 6.26%, then reset on December 30, 2010 to the 3-month LIBOR rate plus 150 basis points.

First Mariner accrued interest expense of $4.64 million on the trust preferred securities during the year ended December 31, 2008 and $2.44 million during the nine months ended September 30, 2009.  On December 22, 2008, First Mariner announced its election to defer interest payments on the debentures relating to all of the trust preferred securities beginning with the January 7, 2009 payment, and January 8, 2009 with respect to those issued by Mariner Capital Trust V. The deferral of interest payments on the trust preferred securities for up to 20 consecutive quarters does not constitute an event of default under the trust preferred securities’ governing documents.

Cease and Desist Orders.  On September 18, 2009, First Mariner Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist with the Federal Deposit Insurance Corporation (the “FDIC”) and the Office of the Commissioner  of Financial Regulation for the State of Maryland (the “Commission”) whereby the Bank consented to the issuance of an Order to Cease and Desist (the “September Order”) promulgated by the FDIC and the Commissioner without admitting or denying the alleged charges of unsafe or unsound banking practices.

The September Order requires the Bank to adopt a plan to achieve and maintain a tier 1 leverage capital ratio of at least 7.5% of the Bank’s total average assets and a total risk-based capital ratio of at least 11% of its total risk-weighted assets by June 30, 2010.  The September Order also requires the Bank to adopt a plan to achieve and maintain its tier 1 leverage and total risk-based capital ratios at 6.5% and 10%, respectively, beginning on March 31, 2010.  First Mariner Bank has presented a capital plan to the FDIC and the Commissioner detailing how it intends to achieve these capital thresholds by the required dates.  At September 30, 2009, the Bank reported tier 1 leverage and total risk-based capital ratios of 5.4% and 8.4%, respectively.

Within 10 days of the September Order, the Bank was required to charge-off or collect all loans on its books that, as of March 30, 2009, were classified as “Loss.”  The Bank has complied with the directive to charge off loans identified as “Loss.” Within 60 days of the September Order, the Bank was directed to adopt a plan to reduce its risk exposure on each asset classified as “Substandard” as of March 31, 2009.  Specifically, these substandard assets must be reduced by 25% within nine months of the September Order and by 50% by the end of 2010.  The Bank has adopted and submitted a plan in compliance with this directive and, as of the date of this document, the plan is being reviewed by the FDIC and the Commissioner.  The September Order also generally prohibits the Bank from extending further credit to any existing borrower whose credit has been classified as “Loss”, “Doubtful” or “Substandard” and is uncollected.  In accordance with this directive, the Bank is no longer extending credit to these prohibited borrowers, unless conditions are met.  Further, the Bank must submit an annual budget and profit plan by January 30, 2010 which takes into account, among other things, the Bank’s pricing structure, a recommendation for reducing the Bank’s cost of funds, and the level of and provision expense for adversely classified loans.  While the September Order is in effect, the Bank may not pay dividends or management fees without the FDIC’s prior consent and may not accept, renew or roll over any brokered deposits or pay effective yields on deposits that are greater than those generally paid in its markets.

To maintain adequate liquidity, the Bank was directed to adopt a plan intended to reduce its reliance on non-core funding, wholesale funding sources, and high-cost rate-sensitive deposits.  The steps required include identifying the source and use of borrowed and/or volatile funds, establishing back-lines of credit to the extent possible, establishing a minimum liquidity ratio, addressing concentrations of borrowed funds and the use of such funds, addressing pricing and collateral requirements with funding channels, and establishing a liquidity contingency plan.  The Bank has submitted its liquidity plan to the FDIC and, as of the date of this document, the plan is being reviewed by the FDIC.

Finally, the September Order requires the Bank’s board of directors to establish a compliance committee to oversee and insure the Bank’s compliance with the September Order, 75% of the members of which must be non-employee directors.  Prior to the entry of the September Order, the Bank had established a compliance committee in accordance with this directive, which committee will oversee and monitor compliance with the September Order.  A copy of the September Order is included as an Exhibit to the Company’s Form 8-K filed on September 21, 2009 and incorporated by reference herein.

On April 22, 2009, the Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist, Order for Restitution and Order to Pay with the FDIC whereby First Mariner Bank consented to the issuance of an Order to Cease and Desist, Order for Restitution and Order to Pay (the “April Orders”) promulgated by the FDIC without admitting or denying any violations of law and/or regulations.  The April Orders relate to alleged violations of consumer protection regulations relative to First Mariner Bank’s fair lending practices.  The April Orders are based on findings by the FDIC that the Bank allegedly engaged in acts of discrimination in violation of the Equal Credit Opportunity Act (the “ECOA”) and the Fair Housing Act (the “FHA”) in 2005, 2006 and 2007 and in violation of Section 5 of the Federal Trade Commission Act (“FTCA”) in 2006 and 2007.  The alleged violations of the ECOA and the FHA are based on the FDIC’s belief that the Bank charged higher prices to certain Hispanic, African American and female borrowers (“Affected Borrowers”) under residential mortgage loans, in the form of discretionary interest rate and point “overages,” than it charged to similarly-situated non-minority borrowers.  The alleged violations of the FTCA are based on the FDIC’s belief that First Mariner Bank’s disclosures for its payment-option adjustable-rate mortgage loans contained misleading information regarding the costs of the loans.

Under the April Orders, the FDIC agreed to take no further action against the Bank in respect of the alleged violations.  The April Orders required First Mariner Bank to pay up to $950,000 in restitution to the Affected Borrowers and imposed a civil money penalty of $50,000, all amounts for which were fully reserved in the final quarter of 2008.  Other than requiring the Bank to cease and desist from violating the ECOA, the FHA and the FTCA, the Bank was required to and developed and implemented policies and procedures to (i) monitor and ensure compliance with fair lending laws and disclosure laws and regulations, (ii) ensure that the costs, terms, features and risks of the loans and services are adequately disclosed to applicants, and (iii) ensure the composition, qualifications, objectivity and independence of the internal auditor, audit staff and Audit Committee.  The Bank must also conduct or sponsor quarterly financial literacy and education courses where it provides residential mortgage loans.  The Bank is also prohibited from offering “payment-option” adjustable rate mortgage loans, although it voluntarily ceased offering these loans in 2007.

The September and April Orders will remain in effect until terminated, modified, or suspended in writing by the FDIC and are periodically collectively referred to in this document as the “Cease and Desist Orders”.

The failure to comply with the Cease and Desist Orders or the New FRB Agreement could result in the initiation of further enforcement action by the FDIC, the Commissioner or the FRB, including the imposition of civil monetary penalties.  The FDIC could also direct us to seek a merger partner or take additional significant actions against the Bank and the Company.  We have incurred, and expect to continue to incur, significant additional regulatory compliance expense in connection with the Cease and Desist Orders and the FRB Agreements.  For further information, see “Risk Factors— We are subject to restrictions and conditions of Cease and Desist Orders issued by the FDIC and the Commissioner and the FRB Agreement with the FRB and expect to be subject to the New FRB Agreement with the FRB.  We have incurred and expect to continue to incur significant additional regulatory compliance expense in connection with these enforcement actions.  Failure to comply with the Cease and Desist Orders or the FRB Agreements could result in additional enforcement action against us, including the imposition of monetary penalties.

Federal Reserve Board Agreement.  On November 24, 2009, First Mariner entered into a written agreement with the Board of Governors of the Federal Reserve System (the “FRB”) which replaced the Company’s existing Memorandum of Understanding with the Federal Reserve Bank of Richmond (the “FRB Agreement”).  The original FRB Agreement required First Mariner to:  (i) develop and implement a strategic business plan that includes (a) actions that will be taken to improve our operating performance and reduce the level of parent company leverage, (b) a comprehensive budget and an expanded budget review process, (c) a description of the operating assumptions that form the basis for major projected income and expense components and provisions needed to maintain an adequate loan loss reserve and (d) a capital plan incorporating all capital needs, risks and regulatory guidelines; and (ii) submit plans to improve enterprise-wide risk management and effectiveness of internal audit programs.  First Mariner Bancorp has also agreed to provide the Federal Reserve Bank of Richmond with advance notice of any significant capital transactions.  The new FRB Agreement (the “New FRB Agreement”) prohibits  First Mariner and the Bank from taking any of the following actions without the FRB’s prior written approval:  (i)  declaring or paying any dividends; (ii) taking dividends from the Bank; (iii) making any distributions of interest, principal or other sums on First Mariners’ subordinated debentures or trust preferred securities; (iv) incurring, increasing or guaranteeing any debt; or (v) repurchasing, redeeming any shares of its stock. Under the New FRB Agreement, First Mariner: must submit written plan to the FRB by January 23, 2010 to maintain sufficient capital, on a consolidated basis, such that First Mariner satisfies the FRB’s requirements to be considered “adequately capitalized.”  To be considered adequately capitalized, First Mariner’s consolidated tier 1 capital to total assets, tier 1 capital to risk-weighted assets and total capital to risk-weighted assets ratios at September 30, 2009 must be at least 4.0%, 4.0% and 8.0%, respectively. At September 30, 2009, those capital ratios were 2.4%, 2.7% and 5.4%.  A copy of the New FRB Agreement is included as an Exhibit to the Company’s Form 8-K filed on November 27, 2009 and incorporated herein by reference.

Troubled Condition.  The Company and Bank are deemed to be in “troubled condition” within the meaning of federal statutes and regulations.  As a result, the Company and Bank are subject to additional limitations and regulatory restrictions.  For further information, see “Risk Factors--The Company and the Bank are deemed to be in “troubled condition.”

Our Business Strategy

In light of the operational challenges we recently have faced, our management team has taken, and will continue to aggressively pursue, a capital plan that is designed to solicit capital investment, reduce the Bank’s expenses, improve the Bank’s capital ratios and otherwise satisfy the requirements of the Cease and Desist Orders and the FRB Agreements described above.  Our capital plan contemplates taking actions that may include the following, the combination of some or all of which we believe will improve our operations in the short-term and position us for long-term future opportunities:

Manage Our Asset Quality.  We have taken several significant steps to manage our asset quality, including:

•                                          Risk Management Resources Have Been Increased. Management has significantly increased resources dedicated to aggressively managing asset quality. These resources include: a dedicated workout group of nine full time employees, assisted by members of the Bank’s executive management, accounting, credit administration, and facilities departments. Additionally, strategies have been introduced to slow our origination of new portfolio loans which, in turn, improves loan officer monitoring of existing loan relationship and facilitates the ability of commercial loan officers to manage asset quality through timely loan collection, appropriate loan modification or restructuring and marketing and sales of foreclosed properties.

•                                          ALT A Loans Exposure Has Been Significantly Reduced.  The vast majority of credit losses experienced by the Company since 2006 are directly attributable to the origination of ALT A loans in 2005 and 2006.  ALT A loans gained popularity significantly during the early part of the decade and were generally characterized by higher loan to value and/or lower documentation requirements. As the residential real estate market weakened during the later half of 2006, the Company experienced a significant volume of loans that required repurchase under loan investor agreements due to early payment default.  In total, the Company repurchased $41.0 million in ALT A loans in 2006 and 2007. Additionally, the Company was unable to sell approximately $16.0 million in originated ALT A loans that were subsequently transferred to the Company’s loan portfolio. Credit related losses (charge-offs, write-downs maintenance and sales of foreclosed loans) related to ALT A loans have totaled $4.7 million, $15.6 million, and $11.0 million for 2006, 2007, and 2008, respectively. Losses for the nine months ended September 30, 2009 totaled $5.1 million.  Our remaining exposure to ALT A loans is now $14.1 million, with $8.0 million currently in non performing status.

•                                          Reduce Volume of Classified Assets. We believe that the commitment of resources dedicated to aggressively managing asset quality and the reduction of our exposure to ALT A loans has stabilized our non performing loans and adversely classified assets. We continue to work through and resolve our remaining portfolio of ALT A residential loans, in that was a source of a considerable level of classified assets and losses. Except for our remaining ALT A loans, our classified loans are all loans made in our primary market area.  By actively managing problem assets, we have reduced our classified assets by approximately 14% over the past 10 months from $114.0 million at December 31, 2008 to $98.0 million at September 30, 2009.  While our level of non-accrual loans and other real estate owned remained elevated, we do not believe that they have increased at the rate of our peer banks.  The total of our non accrual loans and other real estate owned as a percentage of total loans and other real estate owned totaled 5.88%, 5.79% and 4.96% at September 30, 2009, December 31, 2008, and December 31, 2007 respectively.  Peer banks (as measured in the latest Bank Holding Company Performance Report) reported totals of 4.24%, 2.71%, and 1.15% for the same periods.  This places First Mariner in the 68th percentile of the peer group as of September 30, 2009 compared to the 83rd percentile at the end of 2008 and the 96th percentile as of the end of 2007. The peer banks included in this report are all commercial Bank Holding Companies having assets between $1 billion and $3 billion.  Our other loan portfolios with significant classified assets include residential construction and residential acquisition and development loans.  We plan to reduce these portfolios in total and have active and aggressive workout plans in place for each loan.  Approximately 31% of our non performing assets consist of other real estate owned that is being actively marketed at levels at or below appraised values. We have experienced accelerated sales levels over recent months as housing inventories in northern Virginia and portions of Maryland have improved considerably.  All non-performing assets have been written down to their latest appraised value which appraised values are updated no less than annually.

•                                          Strengthened Underwriting Standards.  Since 2007, we have significantly curtailed our residential construction and residential acquisition and development lending, and we discontinued Alt A lending in 2006.  We have also applied more conservative underwriting practices, including, among other things, requiring more detailed credit information in certain circumstances, increasing the amount of required collateral or equity requirements or reducing loan-to-value ratios. As discussed below, we are in the process of selling our subsidiary, Mariner Finance, which, at September 30, 2009 held $108.5 million of primarily consumer loans (which loans were reclassified as loans held for sale as of September 30, 2009.  Total consumer loans, including second mortgages and loans secured by deposits and other assets, decreased from $252.3 million at December 31, 2008 to $149.8 million at September 30, 2009. While we experienced an increase of $35.6 million in commercial mortgage loans and $19.1 million in residential mortgage loans, commercial construction, consumer residential construction and commercial loans and lines of credit decreased by $9.2 million, or 8.4%, $19.1 million, or 27.5%, and $5.7 million, or 6.3%, respectively.  While we continue to be aggressive in loan origination overall, in the near term, we do not intend to actively pursue loan origination in portfolios that traditionally carry a greater risk of loss than residential mortgage loans.

Manage Our Balance Sheet.  In order to improve our capital position, we intend to strategically reduce the amount of our assets and liabilities over the course of the upcoming fiscal year.  In addition to reducing the amount of loans, particularly commercial real estate and construction loans, we anticipate reducing our reliance on brokered certificates of deposit and expect to eliminate nearly all of our brokered certificates of deposit by the end of 2010.  Among other strategies, we may also engage in loan and securities sales and sales of nonperforming assets, and sales of certain branch offices to effectively manage our balance sheet and improve our capital position.

Improve Our Capital Ratios.  We believe that our efforts to raise additional capital in the stock offerings, in addition to the expected increase in capital from the sale of Mariner Finance and the reduction of assets, will help us to achieve our goals of obtaining termination of the regulatory enforcement actions we are currently under, to mitigate the impact on First Mariner Bank of a worsening economy and manage our capital levels to maintain a capital cushion in excess of our regulatory capital requirement.

Sale of Mariner Finance. We have entered into an agreement to sell our subsidiary, Mariner Finance. The sale of Mariner Finance is expected to provide approximately $13.5 million in additional regulatory capital. Based on assets at September 30, 2009, on a pro forma basis, the sale of Mariner Finance is expected to increase the Bank’s tier 1 leverage and total risk-based capital ratios to 6.1% and 9.4%, respectively, and the Company’s consolidated tier 1 leverage and total risk-based capital ratios to 2.4% and 5.5%, respectively.

Maximize Mortgage Banking Opportunities. At September 30, 2009, approximately 43% of our loans held in portfolio were secured by residential real estate.  These loans were comprised of residential mortgages, residential construction loans and residential acquisition and development loans.  Approximately 18% of those loans were residential mortgages, which increased from $138.3 million at December 31, 2008 to $157.5 million at September 30, 2009.  Accordingly, while we expect to reduce level of residential construction loans and residential acquisition and development loans, we intend to maximize our mortgage banking operation to originate residential mortgage loans while limiting the risk to the Bank. We believe that we have the capacity to expand this part of our loan portfolio which traditionally carries less underwriting risk than construction, acquisition and development, commercial and consumer lending. We intend to offer only limited recourse, conforming loans that are readily saleable in the secondary market and expect to generate fee income by selling some of these loans in the secondary market.

We have experienced a significant improvement in the profitability of our mortgage banking operations as we have created greater cost efficiencies through the use of technology and the consolidation of branches and processing centers. Additionally, we have enjoyed wider spreads on the origination and sales of loans as price competition has eased and there has been a substantial decline in competition from brokers and non bank mortgage companies. This has resulted in higher level of originations and greater fee income from the origination and sale of residential mortgages.

Diversify our Commerical Loan Products. In order to diversify and minimize our concentration of credit risk, we are conservatively expanding into other lines of lending. We have recently established an asset based lending group that will provide lines or credit against receivables and inventories that are underwritten on prudent advance rates.

Reduction of Branch Offices. We have identified branches that we intend to offer for sale in 2010. The successful completion of this action is expected to reduce overhead costs by approximately $3.0 million and support our strategy of prudently reducing assets and liabilities. Total aggregate deposits in the branches identified for sale are approximately $50.0 million.  The Bank has not entered into any agreement to sell any branch office and no guarantee can be made that any such agreement will be entered into and if such agreement is entered into, whether such sale will be consummated.  The approval of the FDIC and the Commissioner would be required prior to the Bank’s selling any branch office.  While we anticipate that such approvals will be received, there can be no guarantee that such approvals will be received.  If the Bank is unsuccessful in entering into a sale agreement, closures of selected locations would be pursued.  The Bank would be required to provide 90 days’ notice to the FDIC, the Commissioner and to customers prior to closing any branch office.  We have provided such a notice of closure regarding our Downtown Baltimore branch and this closure is expected to occur on or about February 15, 2010.

Expense Control.  We expect to actively work to reduce unneeded or excess operating expenses.  We have made it a priority to identify cost savings opportunities throughout all phases of our operations.  In particular, once we are able to successfully manage our asset quality and terminate our regulatory enforcement actions, we expect to reduce significantly fees for consultants and other advisors and expenses related to the management of our nonperforming assets. Additionally, full compliance with the Orders and the New FRB Agreement is expected to reduce  future expenses for corporate liability insurance and deposit insurance. Cost related to other real estate owned, legal and professional services, and deposit services currently total 20% of our operating expenses. During the last two years, management has  reduced operating expenses of the Bank through the sale and/or closure of bank branches, consolidation of mortgage offices, reductions in staff, subletting of excess office space, and through the renegotiation of large servicing contracts. During this time, the Bank has reduced staffing by over 90 full time salaried positions, has closed its Randallstown, Crofton, and Towson offices, and sold its Ocean City branch.  By year end 2010, the Bank will have reduced its branch total by 30% from its January 1, 2007 level of 27.

Work to Obtain Termination of the Regulatory Enforcement Actions.  We will seek to demonstrate as soon as possible to the FDIC, the FRB and the Commissioner that we have fully complied with the requirements of each of the regulatory enforcement actions and that they should be terminated.  Although the FDIC, the FRB and the Commissioner may, in the future, grant us relief on some provisions in the regulatory enforcement actions, we do not expect the FDIC, the FRB and the Commissioner to terminate the regulatory enforcement actions prior to at least the first quarter of 2011.  At such time, we will be able to return to a more typical level of regulatory oversight and redirect management resources from maintaining compliance with the regulatory enforcement actions to the operation of our institution.

The Rights Offering

Securities Offered

We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on [RECORD DATE], either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Subscription Price	$[SHARE PRICE] per share.

Record Date	5:00 p.m., Eastern Time, on [RECORD DATE].

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on [EXPIRATION DATE]. We may extend the rights offering without notice to you until [EXPIRATION DATE #2].

Use of Proceeds

We expect the aggregate net proceeds from the stock offerings to be between $      million and $20.0 million.  We intend to use the proceeds of the stock offerings to invest in First Mariner Bank to improve its regulatory capital position and the Company’s capital position and for general corporate purposes.

Basic Subscription Privilege

The basic subscription privilege of each subscription right entitles you to purchase [Ratio] shares of our common stock at a subscription price of $[SHARE PRICE] per share; however, fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share.  The number of rights you may exercise appears on your rights certificate.

Over-Subscription Privilege

In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription privileges.  You may subscribe for shares of common stock pursuant to your over-subscription privilege, subject to the purchase and ownership limitations described below under the heading “Limitations on the Purchase of Shares.”

Limitations on the Purchase of Shares

Subject to the discretion of the board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the stock offerings the person owns in excess of 4.9% of First Mariner’s common stock outstanding.  Except for our issuance to certain of our standby purchasers, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any shareholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [EXPIRATION DATE], such clearance or approval has not been obtained and/or any applicable waiting period has not expired.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the Nasdaq Global Market or on any other stock exchange or market.

No Board Recommendation

Our board of directors is making no recommendation regarding your exercise of your subscription rights.  You are urged to make your decision based on your own assessment of our business and the rights offering.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Standby Purchase Agreements

In connection with the rights offering, we have entered into standby purchase agreements with certain institutional investors and high net worth individuals.  Subject to certain conditions, the standby purchase agreements obligate us to sell, and require the standby purchasers to purchase from us, up to [STANDBY MAX] shares of common stock.  The number of shares available for sale to the standby purchasers will depend on the number of shares subscribed for in the rights offering.  However, in no event will we issue fewer than [STANDBY MINIMUM] shares to the standby purchasers. The price per share paid by the standby purchasers for such common stock will be equal to the subscription price paid by our shareholders in the rights offering.

Revocation

All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $[SHARE PRICE] per share.

Minimum Offering	The offering is conditioned upon the receipt of minimum offering proceeds of $ million.

Maximum Offering	The offering is subject to a limit of offering proceeds of $20.0 million. We may waive this limit at our discretion.

Purchase Intentions of Our Directors and Officers

Our directors and executive officers as a group, together with their affiliates, have indicated their intention to exercise rights to purchase, in the aggregate, approximately $          of our common stock in the rights offering.

Material U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right.  You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances.

Extension and Cancellation

Although we do not presently intend to do so, we have the option to extend the rights offering expiration date, but in no event will we extend the rights offering beyond [EXPIRATION DATE #2].  Our board of directors may cancel the rights offering at any time.  In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Information Agent	Laurel Hill Advisory Group, LLC

Subscription Agent	American Stock Transfer & Trust Company, LLC

Shares Outstanding Before the Rights Offering	6,452,631 shares of our common stock were outstanding as of [RECORD DATE].

Shares Outstanding After Completion of the Rights Offering

Assuming no options are exercised prior to the expiration of the rights offering and assuming all shares are sold in the rights offering and to standby purchasers, we expect approximately            shares and            shares of our common stock will be outstanding immediately after completion of the rights offering and the closing of the transactions contemplated by the standby purchase agreements at the minimum and maximum ends of the offering range, respectively.

Nasdaq Global Market Symbol	Shares of our common stock are currently listed for trading on the Nasdaq Global Market under the symbol “FMAR.”

Risk Factors

Before you exercise your subscription rights to purchase shares of our common stock, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” of this prospectus, and the risks that we have highlighted in other sections of this prospectus.  You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to exercise your subscription rights to purchase shares of our common stock.

RISK FACTORS

An investment in our shares of common stock involves a number of risks.  You should consider carefully the risks described below in evaluating an investment in the shares of common stock.  If any of the events in the following risks actually occurs, or if additional risks and uncertainties not presently known to us or that we believe are immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected.  In addition, the trading price of our shares of common stock could decline due to any of the events described in these risks.

Risks Related to Our Business

We are subject to restrictions and conditions of Cease and Desist Orders issued by the FDIC and the Commissioner, and the New FRB Agreement.  We have incurred and expect to continue to incur significant additional regulatory compliance expense in connection with these enforcement actions.  Failure to comply with the September Order or the New FRB Agreement could result in additional enforcement action against us, including the imposition of further operating restrictions and monetary penalties.

The FDIC and the Commissioner have issued Cease and Desist Orders against First Mariner Bank and the Company has entered into the FRB Agreement and the New FRB Agreement. The September Order contains a number of significant directives, including higher capital requirements, requirements to reduce the level of our classified assets, operating restrictions and restrictions on dividend payments by the Bank.  These restrictions may impede our ability to operate our own business.  If we fail to comply with the terms and conditions of the Cease and Desist Orders or the New FRB Agreement, the appropriate regulatory authority could take additional enforcement action against us, including the imposition further operating restrictions and monetary penalties.  We could also be directed to seek a merger partner.  We have incurred and expect to continue to incur significant additional regulatory compliance expense in connection with the enforcement actions, and we will incur ongoing expenses attributable to compliance with the terms of the enforcement actions.  Although we do not expect it, it is possible regulatory compliance expenses related to the enforcement actions could have a material adverse impact on us in the future.  In addition, our ability to independently make certain changes to our business is restricted by the terms of the September Order and the New FRB Agreement, which could negatively impact the scope and flexibility of our business activities.  While we believe that we will be able to take actions that will result in the Cease and Desist Orders and the New FRB Agreement being terminated in the future, we cannot guarantee that such actions will result in the termination of the Cease and Desist Orders and/or the New FRB Agreement.  Further, the imposition of the Cease and Desist Orders and the New FRB Agreement may make it more difficult to attract and retain qualified employees.  For more information on the Cease and Desist Orders and the New FRB Agreement, see “Summary—Recent Operational Challenges—Cease and Desist Orders and—Federal Reserve Board Agreement.”

As of September 30, 2009, the Bank’s capital levels were not sufficient to achieve compliance with the higher capital requirements we must meet by June 30, 2010, nor were they, on a consolidated basis, sufficient to satisfy the FRB minimum requirements for the Company to be considered “adequately capitalized.” When combined with the assets and liabilities that we are selling or of which we are otherwise disposing, the amount of capital we are raising may not be sufficient to achieve and maintain compliance with the capital requirements mandated by our regulators.  The failure to meet these capital requirements could result in further action by our regulators.

In the September Order, the FDIC and the Commissioner directed the Bank to raise its tier 1 leverage and total risk-based capital ratios to 6.5% and 10%, respectively, by March 31, 2010 and to 7.5% and 11%, respectively, by June 30, 2010.  At September 30, 2009, we did not meet these requirements and would have needed approximately $27.0 million in additional capital, based on assets at such date, to meet these requirements.  First Mariner currently does not have any capital available to invest in the Bank and any further increases to our allowance for loan losses and operating losses would negatively impact our capital levels and make it more difficult to achieve the capital levels directed by the FDIC and the Commissioner.

On a pro forma basis, based on assets as of September 30, 2009, following the sale of Mariner Finance and the completion of the stock offerings, the Bank’s tier 1 leverage and total risk-based capital ratios are expected to be     % and     %, respectively.  While this would satisfy the September Order’s higher capital requirements required to be achieved by March 31, 2010, it would not satisfy the capital requirements required to be achieved by June 30, 2010.  Additionally, the capital plan we submitted to the FDIC and the Commissioner contemplates that we will raise at least $20.0 million of capital by March 31, 2010.  While this requirement would be satisfied if the stock offerings were completed at the maximum of the offering range, it would not be satisfied at the minimum of the offering range.  Therefore, if we do not raise at least $20.0 million by that time, we may need to undertake additional efforts to raise capital, or seek and obtain a waiver from this requirement from the FDIC and the Commissioner.  If we cannot meet capital requirements within the proscribed timeframes and we were not granted a waiver of such requirements, the FDIC and the Commissioner could take additional enforcement action against us, including the imposition of monetary penalties, as well as further operating restrictions.  The FDIC also could also direct us to seek a merger partner or possibly place the Bank in receivership.  If the Bank is placed into receivership, the Company would cease operations and liquidate or seek bankruptcy protection.  If the Company were to liquidate or seek bankruptcy protection, we do not believe that there would be assets available to holders of the capital stock of the Company.

Additionally, on November 24, 2009, First Mariner’s primary regulatory, the FRB, required the Company to enter into the New FRB Agreement. The New FRB Agreement requires that the Company submit a written plan by January 25, 2010 to maintain sufficient capital at the holding company level, such that First Mariner satisfies the FRB’s requirements to be considered “adequately capitalized.”  To be considered adequately capitalized, First Mariner’s consolidated tier 1 capital to total assets, tier 1 capital to risk-weighted assets and total capital to risk-weighted assets ratios at September 30, 2009 must be at least 4.0%, 4.0% and 8.0%, respectively.  As of September 30, 2009, the Company’s consolidated capital ratios did not meet the FRB’s requirements to be considered “adequately capitalized.  If the Company does not satisfy the requirements of the written plan it is preparing for the FRB (once it is approved by the FRB), the FRB could take additional enforcement action against us, including the imposition of monetary penalties, as well as further operating restrictions.

If the amount of capital we raise in the stock offerings and the other actions we are taking to reduce assets is insufficient to satisfy these capital requirements, we may need to take additional actions to reduce the amounts of our assets and liabilities,  or we may need to raise additional capital through a share issuance in the future that would dilute your ownership if you did not, or were not permitted to, invest in the additional issuances.

Should we in the future need to raise additional capital, we might seek to do so through one or more offerings of our common stock, securities convertible into common stock, or rights to acquire such securities of our common stock.  Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time and on our financial performance.  Our stock price has declined in recent periods and was $       at             , 2009.  Moreover, the volatility and disruption in the capital and credit markets have reached unprecedented levels, producing downward pressure on stock prices and credit availability for numerous issuers.  If current levels of market disruption and volatility continue or worsen, and if our stock price remains at its current level, we may be unable to raise additional capital, or we may be able to raise capital only at prices that would be unfavorable and dilutive to our shareholders.  If we cannot raise additional capital when needed, our results of operations and financial condition may be adversely affected, and our banking regulators may subject First Mariner Bank to further regulatory enforcement action.

Under our Articles, we have additional authorized shares of common stock and preferred stock that we can issue from time to time at the discretion of our board of directors, without further action by the shareholders, except where shareholder approval is required by law or Nasdaq Global Market requirements.  The amount of shares available will increase significantly if shareholders approve a proposal at the special meeting to be held on                 , 2010 to increase the authorized number of shares of common stock to seventy-five million (75,000,000).

The issuance of any additional shares of common stock or convertible securities could be substantially dilutive to shareholders of our common stock, particularly those who are not able to or choose not to participate in such additional issuances.  Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, our shareholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.

We have taken actions, and may take additional actions, to help us meet immediate needs for capital, including reducing our assets and liabilities.  The disposition of our assets and liabilities could hurt our long-term profitability.

On October 7, 2009, First Mariner Bancorp entered into a Contribution Agreement with Holdco, a newly formed Delaware limited liability company sponsored by Milestone Partners, pursuant to which First Mariner will contribute all of its equity interest in Mariner Finance to JV Corp, a newly formed Delaware corporation, in exchange for 5% of JV Corp’s common stock, valued at $675,000, and $9.8 million in cash, subject to adjustment based on the net assets of Mariner Finance at the time of closing.  Holdco will contribute $12.8 million to JV Corp in exchange for 95% of JV Corp’s common stock.  Mariner Finance engages in traditional consumer finance activities, making small direct cash loans to individuals, purchasing installment loan sales contracts from local merchants and retail dealers of consumer goods, lending to individuals via direct mail solicitations, and making a relatively low volume of mortgage loans.  While this transaction is expected to provide First Mariner with $10.5 million in cash to invest in the Bank to increase the Bank’s capital, following completion of the transaction we will realize only 5% of any income generated by Mariner Finance.  During the nine months ended September 30, 2009, we realized a net loss of $8.97 million (including the loss on sale of $10.6 million) from the operations of Mariner Finance.  For the years ended December 31, 2008 and 2007, we earned $2.8 million and $2.7 million of net income from our investment in Mariner Finance.

We have identified five branches that we intend to close or sell in 2010. The successful completion of these actions is expected to reduce overhead costs by approximately $3.0 million and support our strategy of prudently reducing assets and liabilities. Total aggregate deposits in the branches identified for sale and closure are approximately $50.0 million.  The Bank has not entered into any agreement to sell any branch office and no guarantee can be made that any such agreement will be entered into and if such agreement is entered into, whether such sale will be consummated. The approval of the FDIC and the Commissioner will also need to be obtained by any acquirer before buying any of our branch offices. While we anticipate that such approvals would be received, there can be no guarantee that such approvals will be received.  While these branch sales, if completed, will reduce our assets and liabilities and thereby increase our Bank capital ratios, we expect that our net income in the future will be reduced as a result of the loss of income generated by these branches.

The Company and the Bank are deemed to be in “troubled condition” within the meaning of federal statutes and regulations.

The Company and Bank are deemed to be in “troubled condition” within the meaning of federal statutes and regulations.  As a result, certain limitations and regulatory requirements apply to the Company and the Bank with respect to future changes to senior executive management and directors and the payment of, or the agreement to pay, certain severance payments to officers, directors and employees.  The Bank must also comply with specified recordkeeping requirements in connection with transactions involving certain securities contracts, commodities contracts, repurchase agreements and other “Qualified Financial Contracts.”

Liquidity risk could impair our ability to fund operations and jeopardize our financial viability.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a material adverse effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. The FHLB has reduced our line of credit from $202.21 million to $170.00 million, our current outstanding balance.  The Federal Reserve Board has also notified the Bank that it will permit the Bank to draw on its line of credit with the Federal Reserve Bank only in limited circumstances and for a short duration.  Factors that could further detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us. As part of the September Order, we are not allowed to purchase brokered deposits without first obtaining a regulatory waiver.  We are also required to comply with restrictions on deposit rates that we may offer.  These factors could significantly affect our ability to fund normal operations. Our ability to acquire deposits or borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole as the recent turmoil faced by banking organizations in the

domestic and worldwide credit markets deteriorates.  At               ,              management considered the Bank’s liquidity level to be sufficient for the purposes of meeting the Bank’s cash flow requirements.

We have $73.72 million in face amount of outstanding trust preferred securities issued by trust subsidiaries of our holding company.  We have elected to defer the payment of interest on the subordinated debentures associated with the trust preferred securities and expect to continue to defer the payment of interest following the offering.  If by January 2014 we are unable to resume the payment of interest on the subordinated debentures, we would be in default under the terms of some of the trust preferred securities, and the holders of the remaining trust preferred securities would be entitled to declare an event of default.  In such event, the holders of trust preferred securities would be entitled to exercise their available remedies, including acceleration of all amounts due under the subordinated debentures, and it is likely that the holders of our common stock would lose most or all of their investment.

At September 30, 2009, we had $73.72 million in face amount of outstanding trust preferred securities issued at various dates by seven trust subsidiaries of First Mariner.  First Mariner issued subordinated deferrable interest debentures to each trust in exchange for the proceeds of the offering of the trust preferred securities.  The trust preferred securities carried a weighted average interest rate of 4.54% during the nine months ended September 30, 2009.  The terms of the various indentures governing the subordinated debentures provide that we may defer the payment of interest on the subordinated debentures for up to twenty consecutive quarters, and we elected to defer such payments beginning in January 2009.  Pursuant to the terms of the September Order, we have agreed with the FDIC and the Commissioner that we will not use the proceeds of this offering to redeem outstanding trust preferred securities or repay deferred interest on the related subordinated debentures, so our trust preferred securities will remain outstanding following the offering.

Though we have deferred the payment of interest on the subordinated debentures related to the trust preferred securities, we continue to accrue interest expense related to the trust preferred securities.  First Mariner accrued interest expense of $4.64 million on the trust preferred securities during the year ended December 31, 2008 and $2.44 million during the nine months ended September 30, 2009.  We will continue to accrue interest expense on trust preferred securities following the offerings.

Under the terms of the subordinated debentures, our deferral of interest payments for up to 20 consecutive quarters does not constitute an event of default.  During the deferral period, the deferred interest payments continue to accrue.  To the extent applicable law permits interest on interest, the deferred interest payments also accrue interest at the rates specified in the corresponding indentures, compounded quarterly.  All of the deferred interest and the compound interest is due in full at the end of the applicable deferral period.  If we fail to pay the deferred and compound interest at the end of the deferral period, each trustee of the various trusts, or in most cases the holders of 25% of the outstanding principal amount of any issue of trust preferred securities, would have the right, after any applicable grace period, to declare an event of default.  The occurrence of an event of default on the subordinated debentures would entitle the trustees and holders of the trust preferred securities to exercise various remedies, including demanding immediate payment in full of the entire outstanding principal amount of the subordinated debentures.

Currently we have no cash available at First Mariner to resume the payment of interest on the subordinated debentures, and the September Order prohibits our use of the proceeds from the stock offerings for this purpose.  Accordingly, our ability to resume the payment of interest on the subordinated debentures will depend on the Bank’s ability to generate earnings and pay dividends to First Mariner.  Currently, we are subject to the terms of the September Order, which prohibits the payment of dividends by the Bank without regulatory approval.  As a result, if by January 2014 the September Order is not terminated, or if we do not achieve sufficient profitability for the Bank so that our regulators would grant approval for the Bank to pay dividends, we will be unable to resume the payment of interest on the subordinated debentures.  Even if the Bank is able to resume paying dividends, we cannot be assured that the amount of dividends would be sufficient to pay the entire amount of interest due under the subordinated debentures at the end of the deferral period.

We have had losses in recent periods.

We incurred net losses of $18.5 million loss for the nine months ended September 30, 2009, including a one-time charge of $10.6 million relating to the sale of Mariner Finance. For the year ended December 31, 2008, we incurred a loss of $15.1 million.  Our earnings in these periods have been hurt by adverse economic conditions, including falling home prices, increasing foreclosures and increasing unemployment, in our markets, and our losses for the nine months ended September 30, 2009 and for the year ended December 31, 2008 included $8.36 million and $14.78 million, respectively, of provisions for loan losses.  Our ability to return to profitability will depend on whether we are able to reduce credit losses in the future, which will depend, in part, on whether economic conditions in our markets improve. Our management believes that our current business plan will be successful and believes we will be able to limit our losses; however, our business plan is subject to current market conditions and its successful implementation is uncertain. There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will be able to curtail our losses now or in the future. If we continue to incur significant operating losses, our stock price may further decline. Even if we raise enough capital in this offering to allow us upon completion of the offering to meet the Bank and consolidated capital levels mandated by our regulators, if we incur further operating losses we may in the future need to raise additional capital to maintain Bank and consolidated capital levels that meet or exceed the levels mandated by our regulators.

Higher loan losses could require us to increase our allowance for loan losses through a charge to earnings.

When we loan money we incur the risk that our borrowers do not repay their loans. We reserve for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of loan losses inherent in our loan portfolio. The process for determining the amount of the allowance is critical to our financial results and condition. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount reserved. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in our charging off more loans and increasing our allowance. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. The recent decline in the national economy and the local economies of the areas in which the loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, our determination as to the amount of our allowance for loan losses is subject to review by regulatory authorities, as part of their examination process, which may result in the establishment of an additional allowance after a review of the information available at the time of their examination.  Our allowance for loan losses amounted to $11.1 million, or 1.23% of total loans outstanding and 22.3% of nonperforming loans ($29.7 million) and loans past-due 90 days or more and accruing ($20.2 million), as of September 30, 2009.  Our allowance for loan losses at September 30, 2009 may not be sufficient to cover future loan losses. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would decrease our earnings.  As of September 30, 2009, we had            loan relationships with outstanding balances that exceeded $869.97 million that were performing according to their original terms.  However, the deterioration of one or more of these performing loans could result in a significant increase in our nonperforming loans and our provision for loan losses, which would negatively impact our results of operations.

We have a high percentage of commercial real estate and real estate construction loans in relation to our total loans.

At September 30, 2009, we had $355.15 million in loans secured by commercial real estate and $150.94 million in real estate construction loans, which included $105.16 million in residential construction loans and $45.78 million for the construction of commercial properties.  Commercial real estate loans and construction loans represented 39.48% and 16.78%, respectively, of our net loan portfolio.  While commercial real estate and construction loans are generally more interest rate sensitive and carry higher yields than do residential mortgage loans, these types of loans generally expose a lender to greater risk of non-payment and loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction.  Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to single-family residential mortgage loans.

Current regulatory guidance suggests that institutions whose commercial real estate loans exceed certain percentages of capital should implement heightened risk management practices appropriate to their concentration risk and may be required to maintain higher capital ratios than institutions with lower concentrations in commercial real estate lending. Based on our commercial real estate concentration as of September 30, 2009, we may be subject to further supervisory analysis during future examinations. Although we continuously evaluate our concentration and risk management strategies, we cannot guarantee that any risk management practices we implement will be effective to prevent losses relating to our commercial real estate portfolio. Management cannot predict the extent to which this guidance will impact our operations or capital requirements.

Mortgage banking activities generate a significant portion of our noninterest income.

A significant portion of our business involves originating residential mortgage loans through our mortgage division, which accounted for approximately 57.5% and 47.0% of our noninterest income for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. Real estate loan origination activity, including refinancings, is generally greater during periods of low or declining interest rates and favorable economic conditions.  Continued adverse changes in market conditions could have an adverse impact on our earnings through lower origination volumes.

We face interest rate risk on our loans held for sale portfolio.

We are exposed to interest rate risk in both our pipeline of mortgage originations (loans that have yet to close with the borrower) and in our warehouse loans (those loans that have closed with the borrower but have yet to be funded by investors). We have managed this interest rate risk through hedging strategies. We hedge a portion of our mortgage loan pipeline and warehouse utilizing forward sales of mortgage-backed securities for loans to be sold under mandatory delivery contracts. We expect that these derivative financial instruments (forward sales of mortgage-backed securities) will experience changes in fair value opposite to the change in fair value of the derivative loan commitments and our warehouse. However, the process of selling loans and use of forward sales of mortgage-backed securities to hedge interest rate risk associated with customer interest rate lock commitments involves greater risk than selling loans on an individual basis through best efforts forward delivery commitments. Hedging interest rate risk requires management to estimate the expected “fallout” (rate lock commitments with customers that do not complete the loan process). Additionally, the fair value of the hedge may not correlate precisely with the change in fair value of the rate lock commitments with the customer due to changes in market conditions, such as demand for loan products, or prices paid for differing types of loan products. Variances from management’s estimates for customer fallout or market changes making the forward sale of mortgage-backed securities non-effective may result in higher volatility in our profits from selling mortgage loans originated for sale. We engage an experienced third party to assist us in managing our activities in hedging and marketing sales strategy.

We face credit risk related to our residential mortgage production activities.

We face credit risk related to our residential mortgage production activities. Credit risk is the potential for financial loss resulting from the failure of a borrower or an institution to honor its contractual obligations to us, including the risk that an investor will fail to honor its obligation under mandatory delivery contracts. We manage mortgage credit risk principally by selling substantially all of the mortgage loans that we produce, limiting credit recourse to the Bank in those transactions, and by retaining high credit quality mortgages in our loan portfolio. We also limit our risk of loss on mortgage loan sales by establishing limits on activity to any one investor and by entering into contractual relationships with only those financial institutions that are approved by our Secondary Marketing Committee. The period of time between closing on a loan commitment with the borrower and funding by the investor ranges from between 15 and 90 days.

We face risk related to covenants in our loan sales agreements with investors.

Our sales agreements with investors who buy our loans generally contain covenants which may require us to repurchase loans under certain provisions, including delinquencies, or return premiums paid by these investors should the loan be paid off early. Any loans we are required to repurchase may be considered impaired loans, with the potential for charge-offs and/or loss provision charges. The addition of these repurchased loans to our portfolio could adversely affect our earnings and asset quality ratios.

There may be certain loans in our portfolio that were originated for sale, but for various reasons, are unable to be sold. These loans are transferred to our loan portfolio at fair market value. Any deterioration in value of the loan during the period held in the portfolio is charged to the allowance.

Declines in asset values may result in impairment charges and adversely impact the value of our investments, financial performance and capital.

We maintain an investment portfolio that includes, but is not limited to, mortgage-backed securities and pooled trust preferred collateralized debt obligations. The market value of investments may be affected by factors other than the underlying performance of the issuer, such as adverse changes in business climate and lack of liquidity for the resale of certain investment securities. As of September 30, 2009, we had $30.5 million, representing 73.0% of our securities portfolio, classified as available for sale pursuant to Financial Accounting Standards Board (“FASB”) guidance.  Unrealized gains and losses in the estimated value of the available-for-sale portfolio are “marked to market” and reflected as a separate item in stockholders’ equity (net of tax) as accumulated other comprehensive income. The remaining investment securities are classified as trading and are stated at fair value with changes in value reflected in income.

There can be no assurance that future market performance of our securities portfolio will enable us to realize income from sales of securities. Stockholders’ equity will continue to reflect the unrealized gains and losses (net of tax) of these securities. There can be no assurance that the market value of our securities portfolio will not decline, causing a corresponding decline in stockholders’ equity.

The Bank is a member of the Federal Home Loan Bank of Atlanta (“FHLB”). A member of the FHLB system is required to purchase stock issued by the relevant FHLB bank based on how much it borrows from the FHLB and the quality of the collateral pledged to secure that borrowing. Included in our investment portfolio as of September 30, 2009 is approximately $7.9 million in capital stock of the FHLB. The FHLB is experiencing a potential capital shortfall, has suspended its quarterly cash dividend, and could possibly require its members, including First Mariner, to make additional capital investments in the FHLB. There can be no guaranty that the FHLB will declare future dividends. In order to avail itself of correspondent banking services offered by the FHLB, we must remain a member of the FHLB. If the FHLB were to cease operations, or if we were required to write-off its investment in the FHLB, our business, financial condition, liquidity, capital and results of operations may be materially and adversely affected.

We periodically, but not less than quarterly, evaluate investments and other assets for impairment indicators. We may be required to record additional impairment charges if investments suffer a decline in value that is considered other-than-temporary. If we determine that a significant impairment has occurred, we would be required to charge against earnings the credit-related portion of the other than temporary impairment, which could have a material adverse effect on results of operations in the period in which the write-off occurs. Accounting guidance indicates that an investor in FHLB stock should recognize impairment if it concludes that it is not probable that it will ultimately recover the par value of its shares. The decision of whether impairment exists is a matter of judgment that should reflect the investor’s an FHLB’s long-term performance, which includes factors such as its operating performance, the severity and duration of declines in the market value of its net assets related to its capital stock amount, its commitment to make payments required by law or regulation and the level of such payments in relation to its operating performance, the impact of legislation and regulatory changes on the FHLB, and accordingly, on the members of the FHLB and its liquidity and funding position. After evaluating all of these considerations, we believe the par value of our FHLB stock will be recovered, but future evaluations of the above mentioned factors could result in the Bank recognizing an impairment charge.

Management believes that several factors will affect the market values of our securities portfolio. These include, but are not limited to, changes in interest rates or expectations of changes, the degree of volatility in the securities markets, inflation rates or expectations of inflation and the slope of the interest rate yield curve (the yield curve refers to the differences between shorter-term and longer-term interest rates; a positively sloped yield curve means shorter-term rates are lower than longer-term rates). Also, the passage of time will affect the market values of our investment securities, in that the closer they are to maturing, the closer the market price should be to par value. These and other factors may impact specific categories of the portfolio differently, and management cannot predict the effect these factors may have on any specific category.

Negative conditions in the general economy and financial services industry may limit our access to additional funding and adversely impact liquidity.

An inability to raise funds through deposits, borrowings and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance its activities could be impaired by factors that affect it specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of its business activity due to a market down turn or adverse regulatory action against it. Our ability to borrow could also be impaired by factors that are nonspecific to us, such as severe disruption of the financial markets or negative news and expectations about the prospects for the financial services industry as a whole as evidenced by recent turmoil in the domestic and worldwide credit markets.

Increased and/or special FDIC assessments will hurt our earnings.

Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the Deposit Insurance Fund.  As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance.  The base assessment rate was increased by seven basis points (7 cents for every $100 of deposits) for the first quarter of 2009.  Effective April 1, 2009, initial base assessment rates were changed to range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components.  These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings.  In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions due to recent bank and savings association failures.  The emergency assessment amounted to 5 basis points on each institution’s assets minus tier one (core) capital as of June 30, 2009, subject to a maximum equal to 10 basis points times the institution’s assessment base.  Our special assessment, which was reflected in earnings for the quarter ended June 30, 2009, was approximately $600,000.  In addition, the FDIC may impose additional emergency special assessments after June 30, 2009, of up to 5 basis points per quarter on each institution’s assets minus tier one (core) capital if necessary to maintain public confidence in federal deposit insurance or as a result of deterioration in the deposit insurance fund reserve ratio due to institution failures.  The latest date possible for imposing any such additional special assessment is December 31, 2009, with collection on March 30, 2010.  Any additional emergency special assessment imposed by the FDIC will further hurt our earnings.

On November 12, 2009, the FDIC adopted a final rule requiring that all institutions prepay their assessments for the fourth quarter of 2009 and all of 2010, 2011 and 2012.  This pre-payment is due on December 30, 2009.  However, the FDIC may exempt certain institutions from the prepayment requirement if the FDIC determines that the prepayment would adversely affect the safety and soundness of the institution. We have been granted an exemption to this prepayment requirement.

Our ability to pay cash dividends is limited.

Holders of shares of our common stock are entitled to dividends if declared by our board of directors out of funds legally available for that purpose. In general, future dividend policy is subject to the discretion of the board of directors and will depend including the future earnings, capital requirements, regulatory constraints, and our financial condition, as well as that of the Bank and Mariner Finance.  As described above, we have entered into an agreement to sell our interest in Mariner Finance, which sale is expected to close in December 2009.

Although the board of directors has declared cash dividends in the past, it has discontinued such payments to conserve cash and capital resources, and does not intend to declare cash dividends until current earnings are sufficient to generate adequate internal capital to support growth. Our current ability to pay dividends is largely dependent upon the receipt of dividends from the Bank. Both federal and state laws impose restrictions on the ability of the Bank to pay dividends. Federal law prohibits the payment of a dividend by an insured depository institution if the depository institution is considered “undercapitalized” or if the payment of the dividend would make the institution “undercapitalized.” For a Maryland commercial bank, dividends may be paid out of undivided profits or, with the prior approval of the Maryland Commissioner, from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, then cash dividends may not be paid in excess of 90% of net earnings.

Our ability to pay dividends is further subject to its ability to make payments of interest under junior subordinated debentures due through 2035 held by our statutory trusts Mariner Capital Trust II, III, IV, V, VI, VII, and VIII (collectively, the “Trusts”). These payments are necessary to fund the distributions that the Trusts each must pay to holders of its trust preferred securities (collectively, the “Trust Preferred Securities”). The terms of debentures permit us to defer interest payments for up to 20 quarterly periods. Such a deferral is not an event of default, but the interest continues to accrue and we are prohibited from paying any dividends on our common stock for so long as interest is deferred. We are also prohibited from paying any dividends on our common stock if we are in default under the debentures. On December 22, 2008, we announced our election to defer interest payments on the debentures relating to the Trust Preferred Securities beginning with the January 7, 2009 payment, and January 8, 2009 with respect to these issued by Mariner Capital Trust V.  This deferment does not constitute an event of default on the securities; however, the cumulative interest on these securities must be paid prior to the declaration of any stock dividends.

Finally, First Mariner and the Bank have entered into regulatory agreements with our regulators which, among other things, require us to seek prior regulatory approval before the Bank pays dividends to First Mariner and/or before First Mariner pays dividends on its common stock.

Our funding sources may prove insufficient to replace deposits and support our future growth.

We rely on customer deposits, advances from the FHLB, and lines of credit at other financial institutions to fund our operations. Although we have historically been able to replace maturing deposits and advances if desired, no assurance can be given that we would be able to replace such funds in the future if our financial condition or the financial condition of the FHLB or market conditions were to change. Our financial flexibility will be severely constrained and/or our cost of funds will increase if we are unable to maintain our access to funding or if financing necessary to accommodate future growth is not available at favorable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our profitability would be adversely affected.

We currently hold a significant amount of bank owned life insurance.

We currently hold a significant amount of bank owned life insurance (“BOLI”) on key employees and executives that have cash surrender values of $34.4 million as of September 30, 2009. The eventual repayment of the cash surrender value is subject to the ability of various insurance companies to pay benefits in the event of the death of an insured employee, or return the cash surrender value to us in the event of our need for liquidity. We continuously monitor the financial strength of the various insurance companies with whom we carry policies. However, there is no assurance that one or more of these companies will not experience a decline in financial strength, which could impair its ability to pay benefits or return our cash surrender value. Additionally, should we need to liquidate these policies for liquidity needs, we would be subject to taxation on the increase in cash surrender value as well as penalties for early termination of the insurance contracts. These events would have a negative impact on our earnings.

Fluctuating interest rates can adversely affect our profitability.

Our profitability is dependent to a large extent upon net interest income, which is the difference, or spread, between the interest earned on loans, securities and other interest-earning assets and the interest paid on deposits, borrowings, and other interest-bearing liabilities. Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities.  We principally manage interest rate risk by managing our volume and mix of our earning assets and funding liabilities. In a rapidly changing interest rate environment, we may not be able to manage this risk effectively.  Changes in interest rates also can affect: (1) our ability to originate and/or sell loans; (2) the value of our interest-earning assets, which would negatively impact shareholders’ equity, and our ability to realize gains from the sale of such assets; (3) our ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of our borrowers to repay adjustable or variable rate loans.  Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control.  If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed.

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations, including changes that may restrict our ability to foreclose on single-family home loans and offer overdraft protection.

We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or laws could have a substantial impact on us and our operations. Additional legislation and regulations that could significantly affect our powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on our financial condition and results of operations. New legislation proposed by Congress may give bankruptcy courts the power to reduce the increasing number of home foreclosures by giving bankruptcy judges the authority to restructure mortgages and reduce a borrower’s payments. Property owners would be allowed to keep their property while working out their debts. Other similar bills placing additional temporary moratoriums on foreclosure sales or otherwise modifying foreclosure procedures to the benefit of borrowers and the detriment of lenders may be enacted by either Congress or the State of Maryland in the future. These laws may further restrict our collection efforts on one-to-four single-family mortgage loans. Additional legislation proposed or under consideration in Congress would give current debit and credit card holders the chance to opt out of an overdraft protection program and limit overdraft fees, which could result in additional operational costs and a reduction in our non-interest income.

Further, our regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by financial institutions and holding companies in the performance of their supervisory and enforcement duties. In this regard, banking regulators are considering additional regulations governing compensation, which may adversely affect our ability to attract and retain employees. On June 17, 2009, the Obama Administration published a comprehensive regulatory reform plan that is intended to modernize and protect the integrity of the United States financial system. The President’s plan contains several elements that would have a direct effect on First Mariner and First Mariner Bank.  The reform plan proposes the creation of a new federal agency, the Consumer Financial Protection Agency, that would be dedicated to protecting consumers in the financial products and services market. The creation of this agency could result in new regulatory requirements and raise the cost of regulatory compliance. In addition, legislation stemming from the reform plan could require changes in regulatory capital requirements, and compensation practices. If implemented, the foregoing regulatory reforms may have a material impact on our operations. However, because the legislation needed to implement the President’s reform plan has not been introduced, and because the final legislation may differ significantly from the legislation proposed by the Administration, we cannot determine the specific impact of regulatory reform at this time.

We face significant operational risks.

We operate in many different businesses in diverse markets and rely on the ability of our employees and systems to process a high number of transactions. Operational risk is the risk of loss resulting from our operations, including, but not limited to, the risk of fraud by employees or persons outside of First Mariner and First Mariner Bank, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, and catastrophic failures resulting from terrorist acts or natural disasters, breaches of the internal control system, and compliance requirements and business continuation and disaster recovery. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks that are insurable, but should such an event occur that results in a breakdown in the internal control system, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action, and suffer damage to our reputation.

Additionally, the financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

Severe weather, natural disasters, acts of war or terrorism, and other adverse external events could have a significant impact on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Operations in several of our markets could be disrupted by both the evacuation of large portions of the population as well as damage and/or lack of access to our banking and operation facilities. Although we have not experienced such an occurrence to date, severe weather or natural disasters, acts of war or terrorism, or other adverse external events may occur in the future. Although management has established disaster recovery policies and procedures, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Our management controls a significant percentage of our common stock.

At September 30, 2009, our directors and executive officers beneficially owned approximately 1,985,758 shares of our common stock (amount includes shares that could be acquired pursuant to immediately exercisable stock options), or 30.8% of our outstanding shares of common stock plus exercisable options. Edwin F. Hale, Sr., who is our Chairman, Chief Executive Officer, and largest stockholder, beneficially owns 1,461,366 shares of common stock (with options), or 22.6% of our outstanding shares of common stock plus exercisable options as of September 30, 2009. Because of the large percentage of stock held by our directors and executive officers, these persons could influence the outcome of any matter submitted to a vote of our shareholders.

Contracts with our officers may discourage a takeover or adversely affect our takeover value.

We have entered into change in control agreements with nine of our officers. These agreements provide for a payment to each officer of a multiple (ranging from 1 to 2.99) of his or her salary and bonus upon the occurrence of either a change in control that results in the loss of employment or a significant change in his or her employment. Thus, we may be required to make significant payments in the event that the rights under these agreements are triggered by a change in control. As a result, these contracts may discourage a takeover, or adversely affect the consideration payable to stockholders in the event of a takeover.  Notwithstanding the foregoing, because the Company and the bank are considered to be in “troubled condition” for regulatory purposes, payments made under any change of control agreement are subject to certain regulatory restrictions and limitations.  See “—The Company and the Bank are deemed to be in “troubled condition.”

Our Articles and Bylaws and Maryland law may discourage a corporate takeover.

Our Articles and Amended and Restated Bylaws (“Bylaws”) contain certain provisions designed to enhance the ability of the board of directors to deal with attempts to acquire control of First Mariner. These provisions provide for the classification of our board of directors into three classes; directors of each class serve for staggered three year periods. The Articles also provide for supermajority voting provisions for the approval of certain business combinations.

Maryland law also contains anti-takeover provisions that apply to us. The Maryland Business Combination Act generally prohibits, subject to certain limited exceptions, corporations from being involved in any “business combination” (defined as a variety of transactions, including a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any “interested shareholder” for a period of five years following the most recent date on which the interested shareholder became an interested shareholder. An interested shareholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% percent or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock. The Maryland Control Share Acquisition Act applies to acquisitions of “control shares,” which, subject to certain exceptions, are shares the acquisition of which entitle the holder, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors within any of the following ranges of voting power: one-tenth or more, but less than one-third of all voting power; one-third or more, but less than a majority of all voting power or a majority or more of all voting power. Control shares have limited voting rights.

Although these provisions do not preclude a takeover, they may have the effect of discouraging a future takeover attempt which would not be approved by our board of directors, but pursuant to which stockholders might receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Such provisions will also render the removal of our board of directors and of management more difficult and, therefore, may serve to perpetuate current management. Further, such provisions could potentially adversely affect the market price of our common stock.

A continuation of recent turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Beginning in 2008, United States and global financial markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a marked negative impact on the industry.  Dramatic declines in the U.S. housing market over the past two years, with falling home prices, increasing foreclosures and increasing unemployment, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have also been working to design and implement programs to improve general economic conditions. Notwithstanding the actions of the United States and other governments, these efforts may not succeed in restoring industry, economic or market conditions and may result in adverse unintended consequences.  Factors that could continue to pressure financial services companies, including First Mariner, are numerous and include (i) worsening credit quality, leading among other things to increases in loan losses and reserves, (ii) continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in asset values, (iii)  capital and liquidity concerns regarding financial institutions generally, (iv) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (v) recessionary conditions that are deeper or last longer than currently anticipated.

Our financial condition and results of operations are dependant on the economy in the Bank’s market area.

First Mariner Bank’s primary market area for its core banking operations consists of central Maryland and portions of Maryland’s eastern shore.  Because of the Bank’s concentration of business activities in its market area, our financial condition and results of operations depend upon economic conditions in the Bank’s market area.  Adverse economic conditions in our market area could reduce our growth rate, affect the ability of our customers to repay their loans and generally affect our financial condition and results of operations.  Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect our profitability.  We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies.  Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in the State of Maryland could adversely affect the value of our assets, revenues, results of operations and financial condition.  Moreover, we cannot give any assurance we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.

We currently have a significant amount of deferred tax assets.

We had $28.5 million of deferred tax assets as of September 30, 2009. The analysis of the realization of deferred tax assets requires making various forecasts and assumptions, including future flows of taxable income. Actual results may differ from forecasts and assumptions, which could cause a write down of our deferred tax assets and have a negative impact on our financial condition and results of operations.

If will are unable to satisfy the continued listing standards of NASDAQ, our stock may be delisted from the NASDAQ Stock Market, which could adversely affect its market price and liquidity.

We are required to meet NASDAQ’s continued listing requirements in order to remain listed on the NASDAQ Stock Market. We are listed on the NASDAQ Global Market.  The continued listing standards of the NASDAQ Global Market include a minimum bid price for our common stock of $1.00 per share.  As of the date of this filing, our bid price did not meet this requirement.  If our stock price does not meet this requirement for 30 consecutive trading days, we expect to receive a deficiency letter from the NASDAQ Stock Market indicating that, for 30 consecutive trading days, our common stock had a closing bid price below the $1.00 per share minimum closing bid required for continued listing.  We would then have 180 calendar days to regain compliance with the minimum bid price requirement.  If we do not meet the minimum bid requirement within that timeframe but would otherwise meet all NASDAQ Capital Market initial inclusion requirements except bid price, we could apply to be listed on the NASDAQ Capital Market and we would have 180 additional days to regain compliance with the $1.00 minimum bid price requirement, which we would regain if the bid price of our common stock closes at $1.00 per share or higher for a minimum of 10 consecutive business days.  If we do not regain compliance with the minimum closing bid price requirement during this second 180-day compliance period, NASDAQ will provide written notice that our securities will be delisted from the NASDAQ Capital Market. At such time, we are entitled to appeal the delisting determination to a NASDAQ Listing Qualifications Panel. We cannot provide any assurance that our stock price will recover within the permitted grace period.

If our common stock is delisted, it could be more difficult to buy or sell our common stock and to obtain accurate quotations, and the price of our stock could suffer a material decline. Delisting may also impair our ability to raise capital. Furthermore, if our common stock is delisted, we would apply to have our common stock quoted on the OTC Bulletin Board, and our common stock would become subject to the SEC’s penny stock regulations. A penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

Risks Related to the Rights Offering

The future price of the shares of common stock may be less than the $[SHARE PRICE] purchase price per share in the rights offering.

If you exercise your subscription rights to purchase shares of common stock in the rights offering, you may not be able to sell them later at or above the $[SHARE PRICE] purchase price in the rights offering.  The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control.  These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke them.  If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss.  Our common stock is traded on the Nasdaq Global Market under the ticker symbol “FMAR,” and the last reported sales price of our common stock on the Nasdaq Global Market on                  ,           was $          per share. We cannot assure you that the market price of our shares of common stock will not decline after you exercise your subscription rights.  Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

In determining the subscription price, the board of directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, an analysis of comparable transactions provided by our financial advisor, the need for liquidity and capital, negotiations with standby purchasers and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.  In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. The per share subscription price is not necessarily related to our book value, net worth or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering.  After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.

The stock offerings may reduce your percentage ownership in First Mariner.

Even if our current shareholders fully exercise their basic subscription rights, they will experience dilution to their percentage ownership of our outstanding shares of common stock as a result of the stock offerings.  In addition, current shareholders who do not exercise a certain level of over-subscription rights will experience dilution as a result of the sale of shares to standby purchasers.  Standby purchasers will be able to purchase additional shares of our common stock beyond those shares issuable upon exercise of the subscription rights.  We are obligated to sell additional shares to standby purchasers to          of the standby purchasers because the standby purchasers have a right to purchase [STANDBY MINIMUM] shares, even if we issue all of the shares issuable upon exercise of the basic subscription privilege and the over-subscription privilege.

After the consummation of the rights offering and the sale of additional shares of common stock to the standby purchasers, a significant amount of our common stock will be concentrated in the hands of a few of our shareholders.  Your interests may not be the same as the interests of these shareholders.

Upon the completion of the rights offering and the sale of additional shares of common stock to the standby purchasers, if only the standby purchasers exercised their subscription rights, the standby purchasers would collectively own approximately        % and        % of our common stock at the minimum and maximum ends of the offering range, respectively.  As a result, if the standby purchasers and their respective affiliates were to elect to act together, they would have the ability to exercise control over matters generally requiring shareholder approval.  These matters include the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets.  Your interests as a holder of the common stock may differ from the interests of the standby purchasers and their affiliates.

We could, as a result of the stock offerings or future trading activity in our common stock, experience an “ownership change” for tax purposes that could cause us to permanently lose a portion of its U.S. federal deferred tax assets.

The completion of the stock offerings could cause us to experience an “ownership change” as defined for U.S. federal income tax purposes.  Even if these transactions do not cause us to experience an “ownership change,” these transactions materially increase the risk that we could experience an “ownership change” in the future. As a result, issuances or sales of common stock or other securities in the future (including common stock issued in the stock offerings), or certain other direct or indirect changes in ownership, could result in an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended.  In the event an “ownership change” were to occur, we could realize a permanent loss or a portion of its U.S. federal deferred tax assets as a result of limitations on certain built-in losses that have not been recognized for tax purposes, including, for example, losses on existing nonperforming assets.  The amount of the permanent loss would depend on the size of the annual limitation (which is in part a function of our market capitalization at the time of an ownership change) and the applicable carry-forward period (U.S. federal net operating losses generally may be carried forward for a period of 20 years).  Any permanent loss could have a material adverse effect on our results of operations and financial condition.

We have not established a valuation allowance against our U.S. federal deferred tax assets of September 30, 2009, as we believed, based on our analysis as of that date, that it was more likely than not that all of these assets would be realized.  Section 382 of the Internal Revenue Code imposes restrictions on the use of a corporation’s net operating losses, certain recognized built-in losses and other carryovers after an “ownership change” occurs.  An “ownership change” is generally a greater than 50 percentage point increase by certain “5% shareholders” during the testing period, which is generally the three year-period ending on the transaction date.  Upon an “ownership change,” a corporation generally is subject to an annual limitation on its pre-change losses and certain recognized built-in losses equal to the value of the corporation’s market capitalization immediately before the “ownership change” multiplied by the long-term tax-exempt rate (subject to certain adjustments).  The annual limitation is increased each year to the extent that there is an unused limitation in a prior year.  Since U.S. federal net operating losses generally may be carried forward for up to 20 years, the annual limitation also effectively provides a cap on the cumulative amount of pre-change losses and certain recognized built-in losses that may be utilized.  Pre-change losses and certain recognized built-in losses in excess of the cap are effectively lost.

The relevant calculations under Section 382 of the Internal Revenue Code are technical and highly complex.  The stock offerings, combined with other ownership changes in recent years, could cause First Mariner to experience an “ownership change.”  If an “ownership change” were to occur, we believe it could permanently lose the ability to realize a portion of its deferred tax asset, resulting in reduction to our total shareholders’ equity.  This could also decrease the Bank’s regulatory capital.  We do not believe, however, that any such decrease in regulatory capital would be material because, among other things, only a small portion of the federal deferred tax asset is currently included in the Bank’s regulatory capital.

You may not revoke your exercise of rights; we may terminate the rights offering.

Once you have exercised your subscription rights, you may not revoke your exercise even if you learn information about us that you consider to be unfavorable.  We may terminate the rights offering at our discretion,

including without limitation if we fail to sell at least [MINIMUM] shares and raise at least $          million in the stock offerings.  If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest or penalty.

We currently do not have enough authorized shares of common stock to complete the rights offering.

Our Articles currently authorize us to issue 20,000,000 shares of common stock, which is less than the sum of our current outstanding shares plus the shares we are offering for issuance upon the exercise of subscription rights and the sales of shares of common stock to standby purchasers in the stock offerings.  At the Special Meeting, we are submitting to shareholders a proposal to amend the Articles to increase the number of authorized shares of stock to 75,000,000.  If this proposal is not approved by shareholders, then we will not be able to complete the rights offering.

We are required to seek shareholder approval of the sale of shares to standby purchasers.

We intend to sell shares to standby purchasers in an aggregate amount that exceeds 20% of our currently outstanding shares of common stock.  Under Nasdaq Global Market listing requirements, we are required to receive shareholder approval before we can consummate the sale of shares and to standby purchasers in this amount.  At the Special Meeting, we are submitting to shareholders a proposal to approve the issuance to standby purchasers.  Because we must sell a minimum of [MINIMUM] shares of common stock to complete the stock offerings, if this proposal is not approved by shareholders, then we may not be able to complete the rights offering.

You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the shares of common stock.

If you purchase shares of our common stock in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after [EXPIRATION DATE], or such later date as to which the rights offering may be extended.  If your shares are held by a custodian bank, broker, dealer or other nominee and you purchase shares of our common stock, your account with your nominee will be credited with the shares of common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended.  Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common stock issued in the rights offering will be listed for trading on the Nasdaq Global Market.  The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

Although publicly traded, our common stock has substantially less liquidity than the average liquidity of stocks listed on the Nasdaq Global Market.

Although our common stock is listed for trading on the Nasdaq Global Market our common stock has substantially less liquidity than the average liquidity for companies listed on the Nasdaq Global Market.  A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time.  This marketplace depends on the individual decisions of investors and general economic and market conditions over which we have no control.  This limited market may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock.  For these reasons, our common stock should not be viewed as a short-term investment.

The market price of our common stock may fluctuate in the future, and this volatility may be unrelated to our performance.  General market price declines or overall market swings in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

We have broad discretion in the use of proceeds of the stock offerings.

Other than an investment in the Bank, we have not designated the anticipated net proceeds of the stock offerings for specific uses.  Accordingly, our management will have considerable discretion in the application of the net proceeds of the stock offerings and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  See “Use of Proceeds.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of our statements contained in, or incorporated by reference into, this prospectus are “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions.  Forward-looking statements are not guarantees of performance or results.  When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “target,” “could,” “is likely,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing.  These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared.  These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:

•                  the unfavorable effects of future economic conditions, including inflation, recession or a continuing decrease in real estate values;

•                  the failure of assumptions underlying the establishment of our allowance for loan losses, that may prove to be materially incorrect or may not be borne out by subsequent events;

•                  the success and timing of our business strategies and our ability to effectively carry out our business plan;

•                  our inability to realize the benefits from our cost saving initiatives, branch sales and/or branch closings;

•                  our inability to continue to operate as a going concern;

•                  increased loan delinquencies;

•                  an escalation in problem assets and foreclosures;

•                  a decline in demand for our products and services;

•                  a reduction in the value of the collateral for loans made by us, especially real estate, which, in turn would likely reduce our customers’ borrowing power and the value of assets and collateral associated with our existing loans;

•                  a reduction in the value of certain assets held by us;

•                  an inability to meet our liquidity needs;

•                  an inability to raise capital to comply with the requirements of our regulators and for continued support of operations;

•                  adverse changes in the securities’ markets;

•                  changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•                  the risks of changes in interest rates on the level and composition of deposits, loan demand and the values of loan collateral, securities and interest sensitive assets and liabilities;

•                  the imposition of a formal enforcement action by bank regulatory authorities upon First Mariner Bank or First Mariner;

•                  governmental action as a result of our inability to comply with regulatory orders and agreements;

•                  the effects of terrorism and efforts to combat it;

•                  our ability to effectively manage market risk, credit risk and operational risk;

•                  the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone and the Internet;

•                  Our ability to successfully implement our capital restoration plan;

•                  the effect of an impairment charge on our deferred tax asset;

•                  the effect of any mergers, acquisitions or other transactions to which we or our subsidiaries may from time to time be a party, including our ability to successfully integrate any businesses that we acquire; and

•                  the risks described in this prospectus and our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Cautionary Note. Our actual results may differ significantly from those we discuss in these forward-looking statements. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of this prospectus. Any forward-looking statement speaks only as of the date which such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offerings will be until the stock offerings are completed, we estimate that the aggregate net proceeds from the stock offerings, after deducting estimated offering expenses, will be between $       million and $      million.  Other than an investment in the Bank to improve its capital position and the Company’s consolidated capital position, we currently have no arrangements or understandings regarding any specific use of proceeds.

The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates.  For example, our expenses will increase if shares of common stock not purchased in the rights offering are sold to standby purchasers.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are currently authorized to issue 20,000,000 shares of common stock, $0.05 par value.  There were 6,452,631 shares of common stock outstanding as of as of [RECORD DATE].  At the Special Meeting, we are proposing to increase the authorized shares of common stock to 75,000,000.

Dividend Rights

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of legally available funds, and to receive pro rata any assets distributable to holders of our common stock upon our liquidation.

On December 22, 2008, we announced that we were electing to suspend interest payments on the  debentures relating to the Trust Preferred Securities beginning with the January 7, 2009 interest payment. Under the terms of the debentures, if we defers the payment of interest on the debentures, we generally may not pay dividends or distributions, or redeem, purchase, or make a liquidation payment with respect to any of our capital stock. We are  entitled to defer interest payments on the Trust Preferred Securities for up to 20 consecutive quarters Additionally, pursuant to the September Order, we may not declare or pay a dividend, including the repurchase or redemption of capital stock, without the prior written consent of the FDIC and the Commissioner.

Voting Rights

Holders of our common stock are entitled to vote for the election of directors and upon all other matters, which may be submitted to a vote of shareholders generally, with each share being entitled to one vote.  Our common shareholders do not possess cumulative voting rights.

Any corporate action requiring shareholder approval shall be authorized by a majority of the votes cast at the meeting unless otherwise provided by the Maryland General Corporation Law, First Mariner’s Articles or Bylaws.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of First Mariner, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution.  Holders of our serial preferred stock, if any such shares are then outstanding, may have a priority over the holders of common stock in the event of any liquidation or dissolution.  We have no serial preferred stock currently outstanding.

Other Rights

Common shareholders have no preemptive rights to purchase additional securities that may be issued by us in the future.  There are no redemption or conversion provisions applicable to our common stock, and common shareholders are not liable for any further capital call or assessment.

Transfer Agent

The registrar and transfer agent for First Mariner’s common stock is American Stock Transfer & Trust Company, LLC.

MARKET FOR THE COMMON STOCK AND DIVIDEND INFORMATION

First Mariner’s shares of common stock trade on the Nasdaq Global Market under the trading symbol “FMAR.”

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker.  The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold.  There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $[SHARE PRICE] price per share in the stock offerings.  Purchasers of our common stock should have long-term investment intent and should recognize that there may be a limited trading market in our common stock.

The following table sets forth the high and low trading prices for shares of our common stock and cash dividends paid per share for the periods indicated.  As of [RECORD DATE], there were 6,452,631 shares of common stock issued and outstanding.

Fiscal Year December 31, 2009	High	Low
Fourth quarter (through )	$	$
Third quarter	2.20	1.10
Second quarter	4.50	0.65
First quarter	1.30	0.50

Fiscal Year December 31, 2008	High	Low
Fourth quarter	$2.50	$0.50
Third quarter	3.95	0.22
Second quarter	5.99	3.11
First quarter	8.05	5.06

Fiscal Year December 31, 2007	High	Low
Fourth quarter	$10.40	$4.89
Third quarter	13.05	7.95
Second quarter	15.20	12.00
First quarter	18.61	15.00

On             ,           , the most recent practicable date before the date of this prospectus, the closing price of our common stock as reported on the Nasdaq Global Market was $           per share.  As of the close of business on the record date, [RECORD DATE], First Mariner had approximately              shareholders of record.  This number does not include the number of persons or entities that hold our common stock in nominee or “street” name through various brokerage firms, banks and other nominees.

We do not pay cash dividends on our shares of common stock.  Currently, we have no plans to resume the payment of cash dividends on our shares of common stock.

First Mariner’s ability to pay dividends is largely dependent upon the receipt of dividends from the Bank. Both federal and state laws impose restrictions on the ability of the Bank to pay dividends. For a Maryland chartered bank or trust company, dividends may be paid out of undivided profits or, with the prior approval of the

Commissioner, from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, bank regulatory agencies also have the ability to prohibit proposed dividends by a financial institution which would otherwise be permitted under applicable regulations if the regulatory body determines that such distribution would constitute an unsafe or unsound practice. As noted earlier, First Mariner and First Mariner Bank have entered into an agreement with the Federal Reserve Bank of Richmond, and are subject to Cease and Desist Orders by the FDIC and the Commissioner that, among other things, require us to obtain the prior approval of our regulators before paying a dividend or otherwise making a distribution on our stock. In addition, First Mariner elected to defer regularly scheduled quarterly interest payments on its junior subordinated debentures issued in connection with its Trust Preferred Securities. First Mariner is prohibited from paying any dividends or making any other distribution on its common stock for so long as interest payments on its Trust Preferred Securities are being deferred.

CAPITALIZATION

The following table presents our historical consolidated capitalization at September 30, 2009 and our pro forma consolidated capitalization after giving effect to the receipt of net proceeds from the stock offerings, assuming in the alternative that the minimum and maximum of the offered shares are sold.  The table also sets forth the historical regulatory capital ratios of First Mariner Bank and First Mariner Bancorp, Inc. at September 30, 2009, and the pro forma regulatory capital ratios of First Mariner Bank and First Mariner Bancorp, Inc., assuming the receipt by First Mariner Bank of $      million of net proceeds from the stock offerings, that the sale of Mariner Finance was consummated and that the cash proceeds of approximately $10.5 million from the sale of Mariner Finance will be downstreamed to the Bank, and further assuming that $      million of the proceeds received by First Mariner Bank were invested in assets with a risk weighting of 20%, and $       million were invested in assets with a risk weighting of 50% ($ in thousands).

		$[SHARE PRICE] Per Share Pro Forma
	Historical at September 30, 2009	Pro Forms Adjustments for Sale of Mariner Finance	[MINIMUM] Shares	[MAXIMUM] Shares
Shareholders’ equity:
Common stock $0.05 par value, 75,000,000 shares authorized (post- shareholder approval); shares to be issued as reflected (1)(2)	$323	323
Additional paid-in capital	56,770	56,770
Retained earnings(deficit)	(22,803)	(22,803)
Accumulated other comprehensive loss	(4,855)	(4,855)
Total shareholders’ equity	$29,435	29,435
Total shares outstanding	6,452,631	6,452,631
Total shareholders’ equity as a percentage of total assets	2.1%	2.1%
Regulatory capital ratios of First Mariner Bank
Tier 1 leverage capital	5.4%	6.1%
Tier I risk-based capital	6.7%	7.6%
Total risk-based capital	8.4%	9.4%
Regulatory capital ratios of First Mariner Bancorp, Inc.
Tier 1 leverage capital	2.4%	2.4%
Tier I risk-based capital	2.7%	2.7%
Total risk-based capital	5.4%	5.4%

(1)

We currently have 20,000,000 authorized shares of common stock, par value $0.05 per share. At the Special Meeting, we are submitting to shareholders a proposal to amend the Articles to increase the number of authorized shares of common stock to 75,000,000.

(2)

The number of shares of common stock to be outstanding after the stock offerings is based on the number of shares outstanding as of [RECORD DATE] and excludes 513,600 shares of our common stock issuable upon exercise of outstanding options on such date, at a weighted average exercise price of $12.29.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary financial information presented below is derived in part from the consolidated financial statements of First Mariner.  The information at December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 is derived in part from the audited consolidated financial statements of First Mariner incorporated by reference into this prospectus.  The information at December 31, 2005 and 2004 and for the years then ended is derived in part from audited consolidated financial statements that do not appear in this prospectus.  The information at and for the nine months ended September 30, 2009 and 2008 are derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus.  In the opinion of our management, such amounts contain all adjustments necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.  Our results for the nine months are not necessarily indicative of our results of operations that may be expected for any future period.

	At September	At December 31,
(Dollars in Thousands)	30, 2009	2008	2007	2006	2005	2004
Total assets	$1,410,427	$1,307,497	$1,246,822	$1,263,290	$1,362,478	$1,250,531
Loans receivable, net	899,627	961,919	842,131	854,060	839,843	736,566
Deposits	1,079,379	950,233	904,953	924,938	876,010	825,417
Long-term borrowings	62,387	177,868	155,130	132,557	131,000	134,639
Junior subordinated deferrable interest debentures	73,724	73,724	73,724	73,724	73,724	58,249
Stockholders’ equity	29,435	46,015	64,570	78,629	72,375	64,314

Operating Data:

(Dollars in thousands except for earnings	Nine Months Ended September 30,		Year Ended December 31,
per share)	2009	2008	2008	2007	2006	2005	2004
Net interest income	$19,438	$22,718	$46,046	$44,680	$49,266	$47,723	$42,441
Provision for loan losses	8,360	6,700	14,783	8,915	2,315	3,287	2,243
Noninterest income	22,189	15,948	21,004	24,100	23,767	23,015	19,190
Noninterest expense	50,876	46,411	79,867	78,238	69,159	56,340	50,926
Income tax (benefit)expense	(8,108)	(7,079)	(12,512)	(8,310)	(365)	3,289	2,361
Net (loss)income	(18,466)	(6,028)	(15,088)	(10,063)	1,924	7,822	6,101
Basic earnings (loss) per share	(2.86)	(0.95)	$(2.36)	$(1.57)	$0.30	$1.28	$1.06
Diluted earnings (loss) per share	(2.86)	(0.95)	(2.36)	(1.57)	0.29	1.20	0.96

Other Data:

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Performance Ratios:
Return on average assets	(1.77)%	(0.68)%	(1.19)%	(0.81)%	0.14%	0.59%	0.54%
Return on average equity	(53.82)%	(17.25)%	(24.37)%	(13.83)%	2.53%	11.44%	10.11%
Net interest margin	2.24%	2.90%	4.11%	4.07%	3.96%	3.88%	4.06%
Average equity to average assets	3.30%	3.93%	4.86%	5.85%	5.59%	5.13%	5.36%
Tangible book value per share
Asset Quality Ratios:
Nonperforming assets and 90 day past-due loans still accruing to total assets	3.85%	4.36%	5.16%	3.72%	2.68%	0.35%	0.51%
Allowance for loan losses at year-end to:
Total loans, net of unearned income	1.23%	1.62%	1.71%	1.50%	1.43%	1.38%	1.28%
Nonperforming assets and 90 day past-due loans still accruing	14.83%	22.56%	24.88%	27.57%	36.61%	244.14%	150.84%
Net charge-offs to average total loans, net of unearned income	1.43%	1.16%	1.22%	1.01%	0.19%	0.14%	0.21%
Stockholders’ equity to total assets	2.09%	4.45%	3.52%	5.18%	6.22%	5.31%	5.14%
Ratio of average equity to average assets	3.30%	3.93%	4.86%	5.85%	5.59%	5.13%	5.36%
Dividend payout ratio (cash dividends declared dividend by net income	0%	0%	0%	0%	0%	0%	0%

Bank Regulatory Capital Ratios:
Tier-1 leverage capital to adjusted total assets	5.4%	7.5%	6.0%	7.1%	7.3%	6.8%	6.5%
Tier-1 risk-based capital to risk-weighted assets	6.7%	8.9%	7.0%	8.6%	9.6%	9.0%	8.7%
Total risk-based capital to risk-weighted assets	8.4%	10.8%	9.0%	10.4%	11.7%	10.7%	10.2%
Consolidated Regulatory Capital Ratios:
Tier-1 leverage capital to adjusted total assets	2.4%	6.3%	4.3%	6.9%	7.8%	7.4%	7.1%
Tier-1 risk-based capital to risk-weighted assets	2.7%	7.4%	5.0%	8.2%	10.0%	9.5%	9.3%
Total risk-based capital to risk-weighted assets	5.4%	13.3%	9.9%	14.2%	15.6%	14.9%	14.1%

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of First Mariner’s directors and executive officers and for all of the directors and executive officers as a group, the following information:

(i)                                     the proposed purchases of shares, assuming sufficient shares of common stock are available to satisfy their purchase intentions; and

(ii)                                  the total amount of First Mariner common stock to be held following the stock offerings.

Information is based on 6,452,631 shares outstanding as of [RECORD DATE], which excludes stock options currently exercisable or exercisable within 60 days of [RECORD DATE] and restricted stock units that have vested or vest within 60 days of [RECORD DATE], and is further based on information presented in “Management.”

Total Common Stock to be Held
	Proposed Purchases of Stock in the Rights Offering (1)			Percentage of Total Outstanding if	Percentage of Total Outstanding if
Name of Beneficial Owner	Number of Shares	Amount	Number of Shares	[MINIMUM] Shares are Sold	[MAXIMUM] Shares are Sold
Directors:

Edwin F. Hale, Sr.
Anirban Basu
Barry B. Bondroff
John Brown III
Robert Caret
Gregory A. Devou
Mark A. Keidel
George H. Mantakos
John P. McDaniel
John J. Oliver, Jr.
Patricia Schmoke, MD
Hector Torres
Michael R. Watson

Total
Executive Officers Who Are Not Directors:

Robert P. Warr
Paul B. Susie

Total
Total for Directors and Executive Officers

*	Less than 1%.
(1)	Includes proposed subscriptions, if any, by associates.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the holders of our shares of common stock as of [RECORD DATE] non-transferable subscription rights to purchase shares of our common stock at $[SHARE PRICE] per share. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately [RIGHTS#] shares of our common stock for an aggregate purchase price of $            million.

Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on [RECORD DATE].  Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege.  With your basic subscription privilege, you may purchase [Ratio] shares of our common stock per subscription right, subject to delivery of the required documents and payment of the subscription price of $[SHARE PRICE] per share, prior to the expiration of the rights offering.  Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share.  You may exercise all or a portion of your basic subscription privilege.  However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege.  Under the standby purchase agreements, those standby purchasers who are existing shareholders have agreed to exercise their basic subscription privileges in full, representing approximately        shares.

Over-Subscription Privilege.  In the event that you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by other shareholders through the exercise of their basic subscription privileges.  If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full.  If over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock among shareholders who over-subscribed by multiplying the number of shares requested by each shareholder through the exercise of their over-subscription privileges by a fraction which equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges.  As described above for the basic subscription privilege, we will not issue fractional shares through the exercise of over-subscription privileges.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege.  Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you.  For that calculation, you must assume that no shareholder other than you and the standby purchasers, who have agreed to exercise their basic subscription privileges for an aggregate of approximately                 shares, will subscribe for any shares of our common stock pursuant to their basic subscription privilege.

We can provide no assurances that you will be able to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full.  We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their basic subscription privileges in full.  We can only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares actually available to you, and any excess subscription payments will be returned to you, without interest, as soon as practicable.

To the extent the amount you paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Reasons for the Stock Offerings

We are engaging in the stock offerings to raise equity capital to improve First Mariner Bank’s capital position, and to retain additional capital at First Mariner.  The net proceeds we retain may be used for the payment of dividends on trust preferred securities, the repayment of debt and general corporate purposes and further investment in First Mariner Bank, if required by the FDIC or if we otherwise determine to make such a further investment.  Our board of directors has chosen to raise capital through a rights offering to give our shareholders the opportunity to limit ownership dilution by buying additional shares of common stock.  Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances.  We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights.  We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

Standby Commitments

Prior to making their commitment to participate in the stock offerings, each of the standby purchasers executed a non-disclosure agreement and pursuant to this agreement gained access to certain nonpublic information about us and participated in discussions with our management.  Beginning                 , 2009, following a due diligence review of First Mariner by the standby purchasers, we negotiated and subsequently entered into standby purchase agreements with the standby purchasers in connection with the stock offerings.  The following description of the standby purchase agreements summarizes certain terms of the standby purchase agreements.  A form of the standby purchase agreements has been filed as an exhibit to the registration statement of which this prospectus is a part.  We urge you to carefully read the entire document.  See “Where You Can Find Additional Information.”

Subject to certain conditions, including the receipt of required regulatory approvals, the standby purchase agreements obligate us to sell, and require the standby purchasers to purchase from us, up to an aggregate of $          million ([STANDBY MAX] shares) of our common stock.  Of this $           million, approximately $            million represents all of the shares purchasable with their basic subscription privileges.  Each of the standby purchasers has agreed not to exercise its over-subscription privilege in any amount.  In addition, the standby purchase agreement obligates us to sell, and requires the standby purchasers to purchase from us, up to approximately $          million of our shares of common stock, depending on the number of unexercised subscription rights, which together with the shares purchasable under their basic subscription right totals their $        million commitment.  In no event will we issue fewer than $         million of shares ([STANDBY MINIMUM] shares) to standby purchasers.  The $[SHARE PRICE] price per share paid by the standby purchasers for such common stock equals the subscription price paid by all others in the rights offering.

The following table sets forth the minimum and maximum share commitments of the standby purchasers.

Name	Minimum Share Commitment	Maximum Share Commitment

Total

Each standby purchase agreement is expected to provide that it may be terminated by the standby purchaser only upon the occurrence of the following events:

(i)                                     prior to the closing of the stock offerings, if we experience a material adverse effect on our financial condition, or on our financial position, operations, assets, results of operation or business (excluding changes in general economic, industry, market or competitive conditions that generally affect the financial institutions industry, unless such changes have a disproportionate effect on us);

(ii)                                  the suspension of trading in our common stock;

(iii)                               if we materially breach the standby purchase agreement and such breach is not cured within the time period specified in the standby purchase agreement;

(iv)                              if the stock offerings are not completed by                   , 2010;

(v)                                 if we fail to receive shareholder approval of the issuance of shares to standby purchasers;

(vi)                              if we fail to receive shareholder approval of the amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares;

(vii)                           in the event that we are unable to obtain any required federal or state approvals for the stock offerings on conditions reasonably satisfactory to us despite our reasonable efforts to obtain such approvals; and

(viii)                        any circumstances occur that would result in the standby purchaser (other than                               and                                ), individually or otherwise with any other person or entity, being required to register as a depository institution holding company under federal or state laws or regulations, or to submit an application, or notice, to a federal regulatory authority.

The obligations of First Mariner and the standby purchasers to complete the stock offerings are subject to additional conditions, including the shares to be issued in the rights offering and to the standby purchasers being authorized for listing on the Nasdaq Global Market.

Each standby purchaser has represented to us that they are not “affiliates” of the other within the meaning of Rule 405 of the Securities Act of 1933, as amended, and are not acting in concert with each other and are not members of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) and have no current intention to act in the future in a manner that would make them members of such a group.

Method of Exercising Subscription Rights

One non-transferable subscription right is being distributed for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on [RECORD DATE].  The exercise of subscription rights is irrevocable and may not be cancelled or modified.  You may exercise your subscription rights as follows:

Subscription by Registered Holders.  If you hold a First Mariner stock certificate, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate.  You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address set forth below under “—Subscription Agent,” to be received prior to 5:00 p.m., Eastern Time, on [EXPIRATION DATE].

Subscription by Beneficial Owners.  If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, you will not receive a rights certificate.  Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date.  If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions.  Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [EXPIRATION DATE] expiration date that we have established for the rights offering.

Payment Method

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

•                                          personal check;

•                                          bank check or bank draft payable to American Stock Transfer & Trust Company, LLC, the subscription agent, drawn upon a United States bank;

•                                          postal, telegraphic or express money order payable to American Stock Transfer & Trust Company, LLC; or

•                                          wire transfer of immediately available funds to the account maintained by American Stock Transfer & Trust Company, LLC.

You should read and follow the instructions accompanying the rights certificate carefully.  As described in the instructions accompanying the rights certificate, in certain cases additional documentation or signature guarantees may be required.

The method of delivery of payments of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights.  If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent.  Do not send or deliver these materials to us.

There is no sales fee or commission payable by you.  We will pay all fees charged by the subscription and information agents and our advisors.  You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•                                          you provide on the rights certificate that shares are to be delivered in your name and to your address of record, as imprinted on the face of the rights certificate; or

•                                          you are an eligible institution.

Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering

Subject to the discretion of the board of directors, a person, together with certain related persons and associates, may not purchase a number of shares such that upon completion of the stock offerings the person owns in excess of 4.9% of First Mariner’s common stock outstanding.

In addition, with the exception of the issuance of shares to certain of our standby purchasers, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any shareholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [EXPIRATION DATE], such clearance or approval has not been obtained and/or any applicable waiting period has not expired.  If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscription by other shareholders pursuant to their subscription rights and will thereafter be available to standby purchasers.

These restrictions do not apply to certain of our standby purchasers.

In addition, we will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription rights to any shareholder (other than certain standby purchasers) who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [EXPIRATION DATE], such clearance or approval has not been obtained and/or any required waiting period has not expired.  If we elect not to issue shares in such case, such shares will become available to satisfy over-subscription by other shareholders pursuant to subscription rights and will be available to standby purchasers.

The term “associate” is used above to indicate any of the following relationships with a person:

•                                          any corporation or organization, other than First Mariner, First Mariner Bank, a subsidiary thereof, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•                                          any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate (although a person who has a substantial beneficial interest in one of our tax-qualified or non-tax-qualified employee plans, or who is a trustee or fiduciary of the plan is not an associate of the plan, and our tax-qualified employee plans are not associates of a person);

•                                          any person who is related by blood or marriage to such person and:

(i)                                      who lives in the same house as the person; or

(ii)                                   who is a director or senior officer of First Mariner, First Mariner Bank or a subsidiary thereof; and

•                                          any person acting in concert with the persons or entities specified above.

As used above, the term “acting in concert” means:

•                                          knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

•                                          a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any of our tax-qualified employee plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Missing or Incomplete Subscription Information

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares.  Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

Expiration Date

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on [EXPIRATION DATE], which is the expiration of the rights offering.  If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable.  We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time.  We have the option to extend the rights offering without notice to you.  In no event will the expiration date be later than [EXPIRATION #2].  We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering.  If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than the next business day after the board of directors determines to extend the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions.  Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [EXPIRATION DATE], expiration date that we have established for the rights offering.

Determination of Subscription Price

In determining the subscription price, our board of directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital, negotiations with standby purchasers, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis.  In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status.  The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering.

We cannot assure you that the market price of our shares of common stock will not decline during or after the rights offering.  We also cannot assure you that you will be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price.  We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering at any time for any reason.  We may terminate the rights offering if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering.  We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur.  If we terminate the rights offering, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

In addition, we cannot complete the stock offerings unless:

•                                          We sell at least $        million of common stock in the stock offerings ([MINIMUM] shares), which includes the purchases by the standby purchasers of up to [STANDBY MAX] shares of our common stock;

•                                          Our shareholders approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock to 75,000,000.  Our Amended and Restated Articles of Incorporation currently authorize us to issue 20,000,000 shares of common stock, which is less than the sum of our current outstanding shares plus the shares we are offering for sale in the stock offerings.  At a Special Meeting of Shareholders, which is scheduled to be held              , 2010, we are submitting to shareholders a proposal to amend the Amended and Restated Articles of Incorporation; and

•                                          Our shareholders approve the issuance of shares to standby purchasers.  At the Special Meeting of Shareholders, we are submitting to shareholders a proposal to approve the issuance of shares to standby purchasers.

Subscription Agent

The subscription agent for the stock offerings is American Stock Transfer & Trust Company, LLC  The address to which rights certificates and payments, other than wire transfers, should be mailed or delivered is provided below.  If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent.  Do not send or deliver these materials to First Mariner.

By Mail:	By Hand or Overnight Courier:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please call our subscription agent for the rights offering, American Stock Transfer & Trust Company, LLC, at (877) 248-6417 (toll free), Monday through Friday (except bank holidays), between 8:00 a.m. and 6:00 p.m., Eastern Standard Time.

Information Agent

We have appointed Laurel Hill Advisory Group, LLC as information agent for the offering.  Any questions or requests regarding First Mariner, First Mariner Bank or the stock offerings may be directed to Laurel Hill Advisory Group, LLC at (888) 742-1305 (toll free) Monday through Friday (except bank holidays), between 10:00 a.m. and 4:00 p.m., Eastern Time.  Banks and brokers may contact Laurel Hill Advisory Group, LLC at (917) 338-3181.  We will pay the fees and expenses of the information agent and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering.

No Fractional Shares

All shares will be sold at a purchase price of $[SHARE PRICE] per share.  We will not issue fractional shares.  Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share.  Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights.  You should obtain instructions from the beneficial owners, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If a registered holder of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment to be received by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials.  If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering.  If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you, as described above.  To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee.  If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you.  You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering.  We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, [EXPIRATION DATE], expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.  The subscription rights will not be listed for trading on the Nasdaq Global Market or any other stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be listed on the Nasdaq Global Market under the ticker symbol “FMAR.”

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering.  Our determination will be final and binding.  Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions.  We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful.  You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion.  Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions.  A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent.  Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering.  The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled.  If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address.  The subscription agent will hold these rights certificates for their account.  To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 5:00 p.m., Eastern Time, at least three business days prior to the expiration of the rights offering (or, if the rights offering is extended, on or before three business days prior to the extended expiration date) and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid.  All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

Except for issuances to certain of the standby purchasers, we will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription rights, or to any shareholder or other standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [EXPIRATION DATE], such clearance or approval has not been obtained and/or any required waiting period has not expired.  If we elect not to issue shares in such case, such shares will become available to satisfy over-subscription by other shareholders pursuant to subscription rights and will be available to standby purchasers.

Material U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase shares of our common stock for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding your exercise of the subscription rights.  Shareholders who exercise subscription rights risk investment loss on new money invested.  We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price.  You are urged to make your decision based on your own assessment of our business and the rights offering.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Shares of Our Common Stock Outstanding After the Rights Offering

Assuming no options are exercised prior to the expiration of the rights offering, we expect approximately              shares of our common stock will be outstanding immediately after completion of the rights offering and the closing of the transactions contemplated by the standby purchase agreement, assuming all shares are sold in the rights offering and to standby purchasers.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax consequences to U.S. Holders of our common stock (as defined below) of the receipt of subscription rights in the rights offering and the ownership, exercise and disposition of the subscription rights.  In the following discussion, “we,” “us” and similar words refer to First Mariner and not to Kilpatrick Stockton LLP.  This discussion is a summary and does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders with respect to their individual investment circumstances or to certain types of U.S. Holders that are subject to special tax rules, including partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that received our common stock in satisfaction of our prior indebtedness to such persons, persons that hold rights or our common stock as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax.  This discussion also does not address any federal non-income, state, local or foreign tax considerations to U.S. Holders, nor does it address any tax considerations to persons other than U.S. Holders.  This summary assumes that U.S. Holders have held our common stock exclusively as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the “Code.” This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock who is (1) a citizen or an individual resident of the United States; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership.  In this event, the partner and partnership should consult their tax advisors concerning the tax treatment of the receipt of subscription rights in the rights offering and the ownership, exercise and disposition of the subscription rights.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THE RIGHTS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering.  If you allow the subscription rights received in the rights offering to expire, you should not recognize any gain or loss upon the expiration of the subscription rights.  You also should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through the exercise of the subscription rights should equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights.

Your tax basis in the subscription rights will generally be zero unless either (1) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to or exceeds 15% of the fair market value on such date of our common stock with respect to which they are received or (2) you elect, in your United States federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights.  In either case, a portion of your basis in our common stock with respect to which the subscription rights are received will be allocated to such subscription rights in proportion to the respective fair market values of our common stock and the subscription rights on the date the subscription rights are distributed.  The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date.  In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.  If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.  The holding period for the shares of our common stock acquired through the exercise of the rights will begin on the date the rights are exercised.

If you exercise the subscription rights received in this rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of tax basis between our common stock previously sold and the subscription rights, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to our common stock previously sold, and (3) the impact of such allocation on the tax basis of our common stock acquired through exercise of the subscription rights.  If you exercise the subscription rights received in the rights offering after disposing of the shares of our common stock with respect to which the subscription rights are received, you should consult your tax advisor.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock.  The capital gain or loss will be long-term if your holding period in the shares is more than one year.  Long-term capital gains recognized by individuals are taxable under current law at a maximum rate of 15%.  Under current law, long-term capital gains recognized by individuals will be taxable at a maximum rate of 20% for taxable years beginning after December 31, 2010.  Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates.  If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term.  Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income.  Your ability to use any capital loss is subject to certain limitations.

Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent that the cash and fair market value of property is allocable to our current and accumulated earnings and profits for the taxable year in which the distribution is made.  Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates, subject to any applicable dividends-received deduction.  Dividends received by noncorporate (individual) holders of our common stock in taxable years beginning before January 1, 2011 are taxed under current law at the holder’s capital gain tax rate (a maximum rate of 15%) provided that the holder meets applicable holding period and other requirements.  Under current law, dividends received by noncorporate holders of our common stock in subsequent taxable years will be taxed as ordinary income at a maximum rate of 35%.  Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your basis in our common stock will be treated as gain from the sale or exchange of such common stock.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding (currently at the rate of 28%) with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights.  Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you are not subject to backup withholding.  Certain persons are exempt from backup withholding, including corporations and financial institutions.

Backup withholding is not an additional tax.  Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.  You should consult your tax advisors as to your qualification for exemption from withholding and the procedure for obtaining such exemption.

PLAN OF DISTRIBUTION

Directors, Executive Officers and Employees

Our directors and executive officers may participate in the solicitation of the exercise of subscription rights for the purchase of common stock.  These persons will not receive any commissions or compensation in connection with these activities, other than their normal compensation, but they will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with any solicitation.  Other trained employees of First Mariner Bank may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature.  Other questions of prospective purchasers will be directed to our executive officers or registered representatives of                      , our information agent.  Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of shares of common stock or to provide advice regarding the exercise of subscription rights.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and the solicitation of subscription rights and the sales of the common stock underlying such subscription rights will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of our common stock.  None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

We have agreed to pay the subscription agent a fee plus certain  expenses, which we estimate will total approximately $         .  We estimate that our total expenses in connection with the rights offering will be approximately $             .  To the  extent we have shares  remaining  available  (after  taking  into consideration all requested  over-subscription rights), we expect to offer those shares to the public at $           per share purchase price. We may use the services of an underwriter, brokers, and/or dealers, although there are no present arrangements with any of the  foregoing  parties, with respect to this offering.

Subscription for and Delivery of Shares

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., Eastern Time, on [RECORD DATE].  If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, American Stock Transfer & Trust Company, LLC, at the following address:

By Mail:	By Hand or Overnight Courier:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

See “The Rights Offering—Method of Exercising Subscription Rights.”  If you have any questions regarding First Mariner, First Mariner Bank, or the stock offerings, please call our information agent, Laurel Hill Advisory Group, LLC at (888) 742-1305 (toll free), Monday through Friday (except bank holidays), between 10:00 a.m. and 4:00 p.m., Eastern Time.  Banks and brokers may contact Laurel Hill Advisory Group, LLC at (917) 338-3181.

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please call our subscription agent for the rights offering, American Stock Transfer & Trust Company, LLC at (877) 248-6417 (toll free), Monday through Friday (except bank holidays), between 8:00 a.m. and 6:00 p.m., Eastern Standard Time.

EXPERTS

The consolidated financial statements of First Mariner as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, appearing in First Mariner’s Annual Report on Form 10-K for the year ended December 31, 2008 have been incorporated by reference herein in reliance upon the report of Stegman & Company, independent registered public accounting firm, incorporated by reference herein and upon the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

Kilpatrick Stockton LLP, Washington, DC, counsel to First Mariner, will issue to First Mariner its opinion regarding the legality of the common stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

First Mariner has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including First Mariner. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

In addition, we make available, without charge, through our website, www.1stmarinerbank.com, electronic copies of our filings with the Securities and Exchange Commission, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below. The documents we incorporate by reference include:

•                                          our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•                                          our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•                                          our Current Reports on Form 8-K filed January 16, 2009, May 7, 2009, May 27, 2009 (other than Item 7.01), June 19, 2009, September 21, 2009, October 13, 2009 and November 27, 2009;

•                                          our Definitive Proxy Statement on Schedule 14A, filed                  , 2009; and

•                                          the description of our common stock, $0.05 par value, set forth in the Form 8-A (File No. 000-21815) registration statement filed with the Securities and Exchange Commission on December 3, 1996, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

First Mariner Bancorp

1501 South Clinton Street

Baltimore, Maryland 21224

(410) 342-2600

[MAXIMUM] Shares (Maximum)

[MINIMUM] Shares (Minimum)

COMMON STOCK

PRELIMINARY PROSPECTUS

____________, 20__

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$ *
Nasdaq Stock Market listing fee	*
EDGAR, printing, postage and mailing	*
Legal fees and expenses	*
Accounting fees and expenses	*
Subscription agent and registrar fees and expenses	*
Certificate printing	*
Miscellaneous	*
Total	*

*   To be filed by amendment.

(1)  Estimated based on registration of _________ shares of common stock at $_____ per share.

Item 14.  Indemnification of Directors and Officers.

The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1)           the act or omission of the director was material to the matter giving rise to such proceeding and

(A)          was committed in bad faith or

(B)           was the result of active and deliberate dishonesty;

(2)           the director actually received an improper personal benefit in money, property, or services; or

(3)           in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction may under certain circumstances order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer.  If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The Maryland General Corporation Law additionally permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received

(1)           a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)           a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Company has provided for indemnification of directors, officers, employees and agents in Article Eleventh, Section 2 of its Articles of Incorporation, as amended and restated (“Articles”).  This provision reads as follows:

To the maximum extent permitted by Maryland law, the Corporation shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, and shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and may indemnify, to the same extent, persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise.  The Corporation shall advance expenses to its directors and officers and the other persons referred to above to the extent permitted by Maryland law.  This indemnification of directors and officers shall also apply to directors and officers who are also employees, in their capacity as employees.   The Board of Directors may by By-Law, resolution or agreement make further provision for indemnification of employees and agents to the extent permitted by Maryland law.

As provided in Article Eleventh, Section 3 of the Articles, neither the repeal or amendment of Article Eleventh shall eliminate or reduce the protection afforded to any person under the foregoing Section 2 with respect to any act or omission that shall have occurred prior to such repeal or amendment.

The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its charter the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent:

(1)           the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

(2)           a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Company has limited the liability of its directors and officers for money damages in Article Eleventh, Section 1 of the Articles.  This provision reads as follows:

(1)           Directors and officers of the Corporation shall not be liable to the Corporation or its stockholders for money damages.  The purpose of this limitation of liability is to limit liability to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law.  This limitation on liability shall apply to events which occurred during the term of office of any director or officer whether or not such director or officer is serving as such at the time of processing in which liability is asserted commences.

As provided in Article Eleventh, Section 3 of the Articles, neither the repeal or amendment of Article Eleventh shall eliminate or reduce the protection afforded to any person under the foregoing Section 3 with respect to any act or omission that shall have occurred prior to such repeal or amendment.

As permitted under Section 2-418(k) of the Maryland General Corporation Law, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Company would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (the “FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person.  The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted of directors and officers of First Mariner pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In addition, indemnification may be limited by state securities laws.

Item 15.  Recent Sales of Unregistered Securities.

None

Item 16.  Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a)           List of Exhibits (filed herewith unless otherwise noted)

3.1

Amended and Restated Articles of Incorporation of First Mariner Bancorp (Incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form SB-2, as amended, file no.  333-16011 (the “1996 Registration Statement”))

3.2	Amended and Restated Bylaws of First Mariner Bancorp (Incorporated by reference to Exhibit 3.2 of First Mariner’s Form 10-Q for the quarter ended September 30, 2002)

3.3	First Amendment to Amended and Restated Bylaws of First Mariner Bancorp (Incorporated by reference to Exhibit 3.2 of First Mariner’s Form 8-K filed on December 18, 2007)

4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.2 of First Mariner’s Form-SB filed on November 13, 1996, as amended)

4.2	Form of Rights Certificate(1)

5.1	Form of Opinion of Kilpatrick Stockton LLP re: Legality(1)

10.1	1996 Stock Option Plan of First Mariner Bancorp (Incorporated by reference to Exhibit 10.1 of the Registration Statement) †

10.2	Employment Agreement dated May 1, 1995 between First Mariner Bancorp and First Mariner Bank and George H. Mantakos (Incorporated by reference to Exhibit 10.2 of the 1996 Registration Statement) †

10.3	Lease Agreement dated March 1, 1996 between First Mariner Bank and Mars Super Markets, Inc. (Incorporated by reference to Exhibit 10.3 of the 1996 Registration Statement)

10.4

Lease Agreement dated November 1, 1997 between Edwin F.  Hale, Sr.  and First Mariner Bank (Incorporated by reference to Exhibit 10.4 of Pre-Effective Amendment Number 1 to Form S-1, file no.  333-53789-01) †

10.5	1998 Stock Option Plan of First Mariner Bancorp (Incorporated by reference to Exhibit 10.5 of Pre-Effective Amendment Number 1 to Form S-1, file no. 333- 53789-01) †

10.6	Employee Stock Purchase Plan of First Mariner Bancorp (Incorporated by reference to Exhibit 10.6 of Pre-Effective Amendment Number 1 to Form S-1, file no. 333-53789-01) †

10.7

Lease Agreement dated as of June 1, 1998 between Building #2, L.L.C.  and First Mariner Bank (Incorporated by reference to Exhibit 10.7 of Pre-Effective Amendment Number 1 to Form S-1, file no.  333-53789-01) †

10.8	Lease Agreement dated June 18, 2002 between Hale Properties, LLC and First Mariner Bank (Incorporated by reference to Exhibit 10.8 to First Mariner’s Form 10-Q for the quarter ended June 30, 2002.) †

10.9	First Mariner Bancorp 2002 Stock Option Plan (Incorporated by reference to Attachment A to First Mariner’s Definitive Proxy Statement filed on April 5, 2002) †

10.10

Lease Agreement dated as of March 1, 2003 between Building No.  2 LLC and First Mariner Bank (Incorporated by reference to Exhibit 10.10 to the Company’s Form 10-Q for the quarter ended March 31, 2003.) †

10.11	Lease Agreement dated March 1, 2003 between Canton Crossing LLC and First Mariner Bank (Incorporated by reference to Exhibit 10.11 to the Company’s Form 10-Q for the quarter ended March 31, 2003.) †

10.12

Change of Control Agreement dated April 2, 2003 between First Mariner Bancorp and Edwin F.  Hale, Sr.  (Incorporated by reference to Exhibit 10.12 to the Company’s Form 10-Q for the quarter ended March 31, 2003.) †

10.13

Change of Control Agreement dated April 2, 2003 between First Mariner Bancorp and Joseph A.  Cicero (Incorporated by reference to Exhibit 10.13 to the Company’s Form 10-Q for the quarter ended March 31, 2003.) †

10.14

Change of Control Agreement dated April 2, 2003 between First Mariner Bancorp and George H.  Mantakos (Incorporated by reference to Exhibit 10.14 to the Company’s Form 10-Q for the quarter ended March 31, 2003.) †

10.15

Change of Control Agreement dated April 2, 2003 between First Mariner Bancorp and Mark A.  Keidel (Incorporated by reference to Exhibit 10.15 to the Company’s Form 10-Q for the quarter ended March 31, 2003.) †

10.16

Change of Control Agreement dated April 2, 2003 between First Mariner Bancorp and Dennis E.  Finnegan (Incorporated by reference to Exhibit 10.16 to the Company’s Form 10-Q for the quarter ended March 31, 2003.) †

10.17

Change of Control Agreement dated April 2, 2003 between First Mariner Bancorp and Brett J.  Carter (Incorporated by reference to Exhibit 10.17 to the Company’s Form 10-Q for the quarter ended March 31, 2003.) †

10.18	Lease Agreement dated June 2, 2003 between Canton Crossing LLC and First Mariner Bank (Incorporated by reference to Exhibit 10.18 to the Company’s Form 10-Q for the quarter ended September 30, 2003) †

10.19	First Mariner Bancorp 2004 Long-Term Incentive Plan (Incorporated by reference to Appendix B to First Mariner’s Definitive Proxy Statement filed on April 1, 2004) †

10.20	First Mariner Bancorp 2003 Employee Stock Purchase Plan (Incorporated by reference to Appendix C to First Mariner’s Definitive Proxy Statement filed on April 1, 2004) †

10.21

Purchase and Sale Agreement dated October 20, 2004 among First Mariner Bancorp, Canton Crossing LLC and Hale Canton, LLC (Incorporated by reference to Exhibit 10.1 to the Registrant’s Report on Form 8-K filed on October 22, 2004) †

10.22	Form of Non-Qualified Stock Option Agreement under the 2004 Long Term Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Report on Form 8-K filed on January 31, 2005) †

10.23	Form of Incentive Stock Option Award Agreement under the 2004 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Registrant’s Report on Form 8-K filed on January 31, 2005) †

10.24	Lease Agreement dated May 12, 2005 between First Mariner Bancorp and Hale Properties, LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on May 17, 2005.)

10.25

†First Amendment to Lease Agreement dated November 15, 2005 between First Mariner Bancorp and Canton Crossing Tower, LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on November 15, 2005) †

10.26	Description of Board Fees (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on July 21, 2008) †

10.27	Description of 2006 Executive Bonus Plan (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on February 1, 2006) †

10.28	Lease Agreement dated January 8, 2007 between First Mariner Bank and Canton Crossing Tower, LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on March 14, 2007) †

10.29	Description of 2007 Short-Term Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on March 14, 2007) †

10.30	Description of 2008 Short-Term Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on March 28, 2008) †

10.31

Lease Agreement dated January 17, 2008 between Next Generation Financial Services and Canton Crossing Tower, LLC (Incorporated by reference to Exhibit 10.31 to the Company’s Form 10-K filed on March 31, 2009)

10.32	Form of Standby Purchase Agreement(1)

21.1	Subsidiaries of Registrant (Filed herewith)

23.1	Consent of Stegman & Company (Filed herewith)

23.2	Consent of Kilpatrick Stockton LLP(1)

99.1	Form of Instruction as to Use of Rights Certificates(1)

99.2	Form of Letter to Shareholders who are Record Holders(1)

99.3	Form of Letter to Shareholders who are Dealers/Nominees(1)

99.4	Form of Letter to Clients who are Beneficial Holders(1)

99.5	Form of Nominee Holder Certification(1)

99.6	Form of Beneficial Owner Election Form(1)

99.7	Form of Notice of Important Tax Information(1)

99.8	Form of Substitute W-9(1)

†              Management contract or compensatory plan or arrangement.

(1)           To be filed supplementally or by amendment

(b)           Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)           That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on December 7, 2009.

First Mariner Bancorp

By:	/s/ Edwin F. Hale, Sr.
Edwin F. Hale, Sr.
Chairman, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Edwin F. Hale, Sr.	Chairman, Chief Executive Officer and Director	December 7, 2009
Edwin F. Hale, Sr.	(principal executive officer)

/s/ Paul B. Susie	Chief Financial Officer	December 7, 2009
Paul B. Susie	(principal accounting and financial officer)

/s/ Anirban Basu	Director	December 7, 2009
Anirban Basu

/s/ Barry B. Bondroff	Director	December 7, 2009
Barry B. Bondroff

/s/ John Brown, III	Director	December 7, 2009
John Brown, III

/s/ Robert Caret	Director	December 7, 2009
Robert Caret

/s/ Gregory Allen Devou	Director	December 7, 2009
Gregory Allen Devou

/s/ George H. Mantakos	Executive Vice President and Director	December 7, 2009
George H. Mantakos

/s/ John McDaniel	Director	December 7, 2009
John McDaniel

John J. Oliver	Director	December 7, 2009
John J. Oliver

/s/ Patricia Schmoke	Director	December 7, 2009
Patricia Schmoke

/s/ Hector Torres	Director	December 7, 2009
Hector Torres

/s/ Michael R. Watson	Director	December 7, 2009
Michael R. Watson

/s/ Mark Keidel	Director	December 7, 2009
Mark Keidel